Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated November 2, 2026

Relating to the following documents, each as amended and supplemented to date:

(i) the Base Prospectus Supplement dated November 4, 2025;

(ii) the two Prospectus Supplement Annexes dated November 4, 2025 relating to offerings of 10.00% Series A Perpetual Strife Preferred Stock and 10.00% Series A Perpetual Stride Preferred Stock; and

(iii) the three Prospectus Supplement Annexes dated March 23, 2026 relating to offerings of Variable Rate Series A Perpetual Stretch Preferred Stock, 8.00% Series A Perpetual Strike Preferred Stock and class A common stock

Registration No. 333-284510

Strategy Inc (the “Company”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus), a base prospectus supplement to the base prospectus and supplements thereto, and prospectus supplement annexes and supplements thereto for the offerings to which this communication relates. Before you invest, you should read the base prospectus, base prospectus supplement, supplements to the base prospectus supplement, prospectus supplement annexes and supplements thereto, and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com.

***

Strategy₿

Strategy₿

Q4 2026
Marketing Deck



Strategy Q4 Marketing Deck

Disclaimers

FORWARD-LOOKING STATEMENTS

Some of the information we provide in these materials regarding our future expectations, plans, and prospects may constitute forward-looking statements. Actual results may differ materially from these forward-looking statements due to various important factors, including fluctuations in the price of bitcoin and the risk factors discussed under the caption “Risk Factors” in Strategy’s Quarterly Report on Form 10-Q filed with the SEC on November 2, 2026, and the risks described in other filings that Strategy may make with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, which speak only as of today.

Rule 433 Legend

The Company has filed with the SEC a registration statement (including a base prospectus), a base prospectus supplement to the base prospectus and supplements thereto, and prospectus supplements annexes and supplements thereto for the offerings to which this communication relates. Before you invest, you should read the base prospectus, base prospectus supplement, supplements to the base prospectus supplement, prospectus supplement annexes and supplements thereto, and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com.

Financial Results

Strategy Highlights

Digital Capital

848,517

Bitcoin Holdings

$21B

Q3 Digital Asset Gain

Digital Equity

$62B

Market Capitalization

+76%

Q3 MSTR Price Performance

Digital Credit

$99.27

STRC 1M VWAP(1)

49 Yrs

Dividend Coverage(2)

Note: As of 8-K filed on October 26, 2026. Market figures as of October 23, 2026 close; market capitalization uses Class A and Class B shares. Q3 digital asset gain as estimated in 8-K filed on October 5, 2026. (1) STRC 1-month volume-weighted average price (VWAP) as of October 23, 2026 close. (2) Dividends include interest, years of coverage include BTC Reserve and USD Assets; assumes capital stack doesn't change.

Strategy₿

Growth in Bitcoin Treasury Reserve

Strategy has acquired bitcoin in every quarter since Q3 2020

848,517
BTC Holdings

$69B
BTC Reserve[1]

$64B
Total Acquisition Cost

$75K
Average BTC Purchase Price

4.0%
of all BTC ever to be in existence

Bitcoin Holdings (in '000s)[2]


38
70
91
105
114
124
129
130
130
133
140
152
158
189
214
226
252
447
528
597
640
673
762
846
848
849
Q3 20
Q4 20
Q1 21
Q2 21
Q3 21
Q4 21
Q1 22
Q2 22
Q3 22
Q4 22
Q1 23
Q2 23
Q3 23
Q4 23
Q1 24
Q2 24
Q3 24
Q4 24
Q1 25
Q2 25
Q3 25
Q4 25
Q1 26
Q2 26
Q3 26
10/25/2026

Note: (1) As per BTC price on October 23, 2026. (2) As of 8-K filed on October 26, 2026.

Strategy

Strategy is the Largest Institutional Holder of BTC



Strategy
ETFs
Countries
DeFi
₿848,517
₿809,780
₿329,693
₿190,000
₿176,281
₿125,278
₿116,150
₿100,000
₿97,703
₿65,301
Strategy
IBIT
United States
China
FBTC
GBTC
WBTC
Custodied by BitGo & BiT Global
Tether
cbBTC
Custodied by Coinbase
BTCB
Custodied by Binance

Note: DeFi holdings per BitcoinTreasuries.Net, IBIT holdings per ishares.com, FBTC holdings per institutional.fidelity.com, GBTC holdings per grayscale.com, Country holdings per coingecko.com all as of October 23, 2026.

Strategy₿

Strategy’s Treasury Assets vs. Top S&P 500 Companies

Cash & Short-Term Investments
Bitcoin Holdings

Q1 2026



Berkshire Hathaway
$397B
Amazon
$146B
Google
$127B
Meta
$82B
Microsoft
$78B
Apple
$69B
NVIDIA
$63B
Strategy
$54B
#8
Tesla
$46B
Oracle
$39B

Latest Available



Berkshire Hathaway
$366B
Google
$242B
Amazon
$123B
NVIDIA
$99B
Meta
$83B
Microsoft
$77B
Strategy
$74B
#7
Apple
$62B
Tesla
$47B
Micron
$43B

Note: Sources: Company SEC filings available as of October 26, 2026; Strategy historical BTC data. Cash and short-term investment balances reflect the latest reported fiscal periods as of the date. Strategy bitcoin value reflects October 23, 2026 for the latest available and March 31, 2026, for Q1 2026 data. Comparisons are illustrative; liquidity, asset classifications and reporting dates may differ.

21 Million Bitcoin. $21 Billion Gain.[(1)]

₿21M

Maximum
Bitcoin Supply

$21B

Gain in
Q3 2026

Note: (1) Q3 2026 gain on digital assets of $20.91 billion (unaudited management estimate), shown rounded. Bitcoin supply is capped at 21 million by protocol. Sources: Strategy Form 8-K filed Oct. 5, 2026.

Strategy₿

$20.9 Billion Gain in Digital Assets Value in Q3 2026

($ in Billions)



$49.7
$21.0
$0.2
($0.1)
$70.8
Gain = ~$20.9B
6/30/2026 BTC Holdings Market Value
BTC Price Change (Holdings as of Q2/26)
Net BTC Purchased(2) (Q3/26 Net Purchases)
BTC Price Change (Q3/26 Net Purchases)
9/30/2026 BTC Holdings Market Value

BTC Count	846,000		Net Additions: 1,666		847,666
BTC Mkt. Price[1]	$58,714				$83,552

Note: (1) The market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period, or, in the case of the average market price, the average purchase price of BTC acquired during the applicable period. Amounts may not sum due to rounding. (2) Net BTC Purchased reflects Q3 2026 digital asset purchases less the carrying value of BTC sold, as reported in Strategy's Q3 2026 Earnings Release.

Q3 2026 Financial Results

	Q3 2025 (Prev. Year)	Q4 2025	Q1 2026	Q2 2026 (Prev. Quarter)	Q3 2026
Operating Income	$3.9B	($17.4B)	**($14.5B)**	**($8.3B)**	**$20.9B**
Net Income[(1)]	$2.6B	($12.6B)	**($12.8B)**	**($8.6B)**	**$19.1B**
EPS[(2)]	$8.42/sh	($42.93)/sh	**($38.25)/sh**	**($24.45)/sh**	**$44.75/sh**

Note: (1) Net Income attributable to common stockholders. (2) Diluted earnings per common share.

Strategy Has Delivered Significant Long-Term BTC Yield



(Sats Per Share)
BTC Yield: 23% CAGR ('20-'26 YTD)
₿ 56,598
47.3%
₿ 83,353
1.8%
₿ 84,872
7.3%
₿ 91,097
74.3%
₿ 158,826
22.8%
₿ 194,986
(3.7%)
₿ 187,753
2020
2021
2022
2023
2024
2025
10/25/2026

Note: Past performance is not indicative of future results. Actual results may vary materially. BTC Yield is not equivalent to "yield" in the traditional financial context. BTC Yield is a KPI that represents the percentage change in BPS (in Sats) from the beginning of a period to the end of a period. Refer to the Appendix for more information about BTC Yield. BTC Yield shown is YoY. CAGR calculated from 12/31/2020 to 10/25/2026. BTC holdings per 8-K filed October 26, 2026 (data as of October 25, 2026). For informational purposes only; not an offer or recommendation to buy or sell any security.

Strategy₿

Robust Access to Capital Markets in a BTC Bear and Bull

Raised $21B YTD in 2026



BTC Price
Capital Raised
$140K
$120K
$100K
$80K
$60K
$40K
$20K
$0K
BTC Price
$1.5B
$0.8B
$2.1B
$18.1B
$7.7B
$6.9B
$5.1B
$5.5B
$7.4B
$8.4B
$5.4B
$0.06B
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4 QTD
2024
$22.6B
2025
$25.3B
2026 YTD
$21.2B

Note: As of 8-K filed on October 26, 2026. Common equity issued via at-the-market offering. Preferred stocks issued via public offerings and at-the-market offerings.

Total Equity Increased $23.2B in Q3 to $68.5B

		6/30/2026	9/30/2026
1	Digital Assets	$49.7B	**$70.8B**
2	Cash & Short-Term Investments	$2.4B	**$5.9B**
	Deferred Tax Asset / (Liability)(1)	$0.0B	**($1.4B)**
	Debt(2)	$6.7B	**$6.7B**
3	Preferred Equity(3)	$14.4B	**$13.1B**
	Common Equity	$30.9B	**$55.4B**
4	Total Equity (Pref + Common)	$45.3B	**$68.5B**

1. Acquired net 1,666 BTC during Q3
2. USD Assets of $5.80B at quarter end
3. Repurchased $1.38B of STRC in Q3
4. **Total equity up $23.2B (+51%) in Q3**

Note: All figures on this slide tie to items on our balance sheet, as disclosed in our 10-Qs/10-Ks and Earnings Release as of the respective dates. (1) Deferred Tax Assets net of Deferred Tax Liability. (2) Primarily convertible debt. Includes $1.01B of 0.625% Convertible Senior Notes due 2028 (classified as current liabilities as of 9/30/2026 due to a holder put right exercisable on 9/15/2027). (3) Preferred Equity represents the carrying value of preferred stock classified as mezzanine equity in accordance with GAAP.

Strategy₿

$74B of Assets on Our Balance Sheet



$74B
USD Assets $5.1B
BTC Reserve
$68.9B
Assets
$74B
OTM Debt(1) $6.7B
Pref
$13.3B
Net Reserve
$53.9B
Liabilities + Equity
$67.3B
Net of OTM debt

Key Metrics

1.15x
mNAV

1.28x
Amplification

2.38%
Net Leverage

3.4 yrs
USD Duration

Note: BTC holdings and capital structure per 8-K filed October 26, 2026 (data as of October 25, 2026); BTC price $81,200, MSTR price $146.01. USD Assets = USD Reserve + USD Cash. (1) OTM Debt = out-of-the-money convertible notes at notional (principal) value; all six convertible notes are out of the money at $146.01. Pref = perpetual preferred stock at notional value, which has no maturity. Net Reserve = BTC Reserve – (OTM Debt + Pref – USD Assets). Amplification = BTC Reserve / Net Reserve. Net Leverage = (Total Debt – USD Assets) / BTC Reserve. USD Duration = USD Assets / annual interest and dividends. mNAV = MSTR price / net BTC per share. Presented for illustrative purposes.

Strategy₿

Our Converts Are Sufficiently Covered Through Our Assets

With $69B BTC Reserve and $5.1B USD Assets, our converts have a BTC Rating of 42x

Security	Notional ($M)	Put Date	Maturity	Conversion Price	Bond Price
Convert 2028	$1,010	9/15/27	9/15/28	$183.19	$115.73
Convert 2030B	$2,000	3/1/28	3/1/30	$433.43	$93.13
Convert 2029	$1,500	6/1/28	12/1/29	$672.40	$90.88
Convert 2030A	$800	9/15/28	3/15/30	$149.77	$125.16
Convert 2031	$604	9/15/28	3/15/31	$232.72	$104.00
Convert 2032	$800	6/15/29	6/15/32	$204.33	$116.76
Total	**$6,714**				

Only two converts currently trade below par; ***the earlier of their put dates is March 2028.***

Note: Coupons: Convert 2028 0.625%, Convert 2030B 0.000%, Convert 2029 0.000%, Convert 2030A 0.625%, Convert 2031 0.875%, Convert 2032 2.250%; weighted average 0.515%. See FY2025 10-K for a description of the put options. Sources: Strategy convertible notes schedule. Bond prices as of Oct 23, 2026.

Strategy₿

Thank You, Shareholders, for Approving Daily Dividends

STRF, STRC, STRK and STRD will accrue dividends every calendar day

99.3% **of MSTR votes cast FOR[(1)]**

Oct 28, 2026	Nov 1 / Nov 2	Jan 1 / Jan 4
Approved	**STRC** first record / payment[(2)]	**STRF, STRK, STRD** first record / payment[(2)]

Note: (1) 64% of outstanding MSTR voting shares voted FOR the proposal. (2) Each calendar day is a record date, with payment on the next business day; annual dividend amounts are unchanged. All dividend-related dates are subject to the filing and effectiveness of the amended and restated certificates of designations; January dividend dates are also subject to Board approval.

Strategy

Strategy₿

Digital Equity

Digital Equity Summary

1 MSTR is Amplified BTC
76% MSTR vs 43% BTC return in Q3

2 176,017 BTC added YTD 2026
MSTR's treasury ranked #7 vs S&P 500 companies

3 Raised $21B capital YTD 2026
#4 equity issuer in the U.S. in a BTC bear market

4 Reduced Net Leverage to 2.4%
Down from 8.4% in Q2

5 Downside is well protected
BTC could fall 78% (~$18K) before 1x BTC Rating

6 Objective of doubling BPS in 7 yrs
23% BPS CAGR since Dec 2020

Strategy

Digital Equity = Amplified Bitcoin + Digital Credit

Bitcoin exposure plus a credit platform, in one stock

MSTR = ₿ +

Digital Equity

Operating business

Amplified Bitcoin

More Bitcoin Per Share

Digital Credit

STRF, STRC, STRE, STRK, STRD
+ future innovation

Strategy₿

Our Capital Structure is a Volatility Transformer

We engineer and transform Bitcoin’s risk, volatility, and return into Digital Equity and Digital Credit

Historical Volatility (30D) as of Oct 23, 2026

Digital Capital BTC

36%



Digital Equity MSTR

82%

Digital Credit STRC

10%

12% dividend rate

Note: Presented for illustrative purposes. Past performance not indicative of future results. Volatility is the annualized standard deviation of daily returns over the last 30 trading days as of the Oct. 23, 2026 close for MSTR, STRC and Bitcoin (IBIT used as a proxy for bitcoin). STRC current annual dividend rate of 12.00% is variable and reviewed monthly.

MSTR is Among the Most Liquid Stocks Relative to Its Size

Options Open Interest as % of Market Cap



#2
70%
65%
46%
44%
38%
31%
30%
30%
23%
23%
FSLR
MSTR
LULU
COIN
SMCI
MU
WYNN
ENPH
MRNA
DELL

Daily Traded Volume[(1)] as % of Market Cap



6.7%
#2
5.6%
5.5%
4.6%
4.6%
4.6%
4.3%
4.3%
4.1%
3.8%
SMCI
MSTR
CTVA
MRNA
COIN
AKAM
NCLH
LULU
FICO
SKYD

MSTR options open interest vs. largest names

MSTR	NVDA	MU	META	TSLA
$38B	$324B	$307B	$214B	$211B
#17				

MSTR daily traded volume[(1)] vs. largest names

MSTR	MU	NVDA	META	TSLA
$3.3B	$26B	$24B	$16B	$13B
#18				

Note: FactSet as of October 23, 2026. Top 10 S&P 500 stocks by each ratio shown (MSTR included). Dollar figures compare MSTR with the largest names; #17 and #18 are MSTR's S&P 500 ranks by dollar amount. (1) Average daily traded volume over last 30 trading days.

Strategy₿

Strategy Was the #1 U.S. Equity Issuer in 2025, #4 in 2026 YTD

Top 5 US-domiciled primary common and preferred equity issuers in U.S. capital markets ($B)



#2
Strategy rank in 2024
$18.5B
$16.3B
$8.5B
$7.4B
$5.1B
Boeing
Strategy
Arthur J. Gallagher
Welltower
GE HealthCare
Aerospace
Bitcoin
Insurance Brokerage
Healthcare REIT
Medical Technology
#1
Strategy rank in 2025
$23.3B
$17.6B
$9.2B
$6.0B
$4.4B
Strategy
Bitmine
Welltower
Medline
Brown & Brown
Bitcoin
Ethereum
Healthcare REIT
Medical Supplies
Insurance Brokerage
#4
Strategy rank in 2026 YTD
$86.3B
$25.7B
$23.0B
$21.2B
$20.0B
SpaceX
Alphabet
Intel
Strategy
Oracle
Aerospace
Technology
Semi-conductors
Bitcoin
Technology

Note: Source: TD Securities analysis of ECM Analytics, company filings, Dealogic, Capital IQ, Private Raise and InsiderScore. 2026 YTD as of October 16, 2026; Strategy data as of October 25, 2026, per 8-K filed October 26, 2026, and other ATM data through October 22, 2026. Issuance values in $ billions. Rankings limited to U.S.-domiciled issuers. Includes ATM, preferred ATM, preferred equity, IPOs, follow-ons, CMPOs, bought deals, registered directs and PIPEs. Excludes deals under $25 million, secondary follow-ons, SPAC IPOs, preferred follow-ons, direct listings, de-listed companies and mandatory convertibles.

MSTR Outperformed BTC During the 2023–2024 Bull Market

Cumulative return, January 2023 – December 2024



MSTR
BTC
3,000%
2,000%
1,000%
0%
Jan 23
Apr 23
Jul 23
Oct 23
Jan 24
Apr 24
Jul 24
Oct 24

MSTR Return

+1,897%

BTC Return

+454%

MSTR Outperformance

3.6x

Note: Split-adjusted MSTR price returns, daily closes from January 3, 2023 to December 31, 2024; bitcoin sampled on MSTR trading days. MSTR has underperformed bitcoin since December 31, 2024. Presented for illustrative purposes. Past performance is not indicative of future results.

Strategy₿

We Built a Stronger Balance Sheet Through This Downturn

Bitcoin could fall 78% today before reaching our BTC Floor; in 2022, it traded below it



Past
$68K
$17K
8-Nov-21
31-Dec-22



Present
$124K
$81K
$59K
6-Oct-25
23-Oct-26

Metric	Past	Present
BTC Holdings	₿132,500 (37% encumbered)	₿848,517 (0% encumbered)
BTC Added	₿18,459	₿208,486
BTC Floor	$18,151 (10% above spot BTC)	$17,662 (78% below spot BTC)
BTC Rating	0.9x	4.6x
Net Leverage	110%	2.4%
USD Duration	0 yrs	3.4 yrs

A Stronger Balance Sheet Creates Bull-Market Optionality

	Start of Previous Bull Market Jan 2023[(1)]	Today Oct 2026[(2)]
BTC Reserve	₿132,500	₿848,517
BTC Reserve $	$2.2B	$68.9B
USD Assets	$0	$5.1B
Digital Credit	$0	$13.3B
Net Leverage	108%	2.4%

Note: Net Leverage = Net Debt / BTC Reserve $, where Net Debt = Debt – USD Assets. USD Assets exclude cash held for purposes of our enterprise analytics software business. (1) BTC holdings as of January 3, 2023. (2) BTC holdings as of October 25, 2026.

Strategy₿

Since BTC ATH, BTC Fell 35% While Our Holdings Rose 33%

October 6, 2025 to October 25, 2026


849K BTC
Strategy holdings
$124,387
$81,200
Bitcoin price
640K BTC
Oct 2025
Oct 2026

Note: Total holdings, not per share. Bitcoin price as of Oct 23, 2026 close; holdings as of 8-K filed Oct 26, 2026.

Strategy

Selling Digital Credit Can Grow the Value of Our Equity

MSTR can be valued on its Net BTC plus the BTC $ Gain the market expects

MSTR = Net BTC + BTC $ Gain × Multiple

Net BTC: Net Reserve $53.9B, amplified 1.28x

BTC $ Gain × Multiple: Potential future BTC $ Gain. Can grow as we issue Digital Credit

mNAV can expand when the market believes we can issue credit accretively

Note: Presented for illustrative purposes. Bitcoin holdings and balance sheet data as of October 25, 2026, per 8-K filed October 26, 2026. Net Reserve = BTC Reserve – OTM Debt – Preferred Notional + USD Assets. Net BTC = Net Reserve / BTC Price (see appendix). Amplification = BTC Reserve / Net Reserve. BTC $ Gain = BTC Gain × bitcoin price (see appendix). mNAV = MSTR price / net bitcoin per share. Past performance is not indicative of future results.

mNAV Has Expanded During Previous Bitcoin Bull Markets

Median daily mNAV in bitcoin bull-market years



3x
2x
1x
0x
2.28x
2.57x
2.60x
1.15x
2021
2023
2024
Today (1)
Current mNAV

Note: (1) Current mNAV, not a median; MSTR price as of Oct 23, 2026 close, holdings as of 8-K filed Oct 26, 2026. Other bars show median daily mNAV (MSTR price / net bitcoin per share) in bitcoin bull-market years, excluding 2020 (first purchase in August), 2022 and 2025. Past performance is not indicative of future results.

Strategy₿

Objective of Doubling BPS[1] in 7 Years Through Digital Credit

Sell Digital Credit → **Generate Amplification** → **Increase BPS** → **Outperform BTC**

Sell Digital Credit

Target selling Digital Credit equal to 10-20% of BTC Reserves annually

Generate Amplification

Increase BPS

Outperform BTC

Enhanced by Flexing These Levers

1. **Lower Cost of Credit**
2. **Higher Digital Credit Sales**
3. **Higher mNAV**

Note: (1) Expressed in Sats per share.

Strategy₿

Digital Credit

Digital Credit Summary

1 **Ecosystem is scaling fast**
6 issuers and a $16B market in 20 months

2 **STRC returned to health**
Trading at $99–$100 per our commitment

3 **Strengthened USD coverage**
USD Assets grew from $2.55B to $5.07B

4 **Supporting our Digital Credit securities**
Repurchased $2B of STRC, $957M remaining capacity

5 **Daily Dividends approved**
STRF, STRC, STRK, STRD will accrue every calendar day

6 **Improved our Credit profile**
40% USD Strength, 49 yrs of dividend coverage

Digital Credit is an Alloy of BTC and USD

Strategy transforms Digital Capital into Digital Credit and Equity, enabling financial innovation


Iron
75%
Chromium
25%
Stainless Steel
Bitcoin
60%; 46 years of coverage
Dollars
40%; 3.4 years of coverage
Digital Credit

Note: Illustrative. USD share = USD Duration / notional-weighted Macaulay Duration of all preferreds (STRF, STRC, STRE, STRK, STRD); Bitcoin share is the remainder. Years of coverage = reserve value / annual digital credit dividends and interest. As of October 23, 2026.

Strategy₿

Digital Credit Has Scaled to $16 Billion in 20 Months

Strategy holds ~84% of the Digital Credit market share at $13B



Digital Credit Notional Outstanding (in $B)
$16
$12
$8
$4
$0
Jan-25
Apr-25
Jul-25
Oct-25
Jan-26
Apr-26
Jul-26
Oct-26
$730M
STRK IPO
1st Digital Credit security launched
$850M
STRF IPO
$1.2B
STRD IPO
$2.8B
STRC IPO
1st variable rate preferred launched
$894M
STRE IPO
Euro-denominated
$200M
SATA IPO
Added 2nd BTC treasury issuer
Metaplanet announced plans to issue Digital Credit
STRC Layer 2 Adoption
20+ products built on STRC with $470M+ STRC held
STRC moved to semi-monthly
SATA moved to daily
$350M
BMNP IPO
Added 3rd Digital Asset treasury issuer (ETH)
$14M
CHAD IPO
Added 4th Digital Asset treasury issuer (SOL)
$700M
SATS IPO
$13M
MORE IPO
Added 3rd BTC / 5th Digital Asset treasury issuer
$16B
Digital Credit

Note: As of October 23, 2026. STRC held across Layer 2 products may include some double counting, as certain protocols hold tokenized STRC issued by other products.

Digital Credit Tax-Equivalent Yield vs. Other Credit



Digital Credit Tax-Equivalent Yield
37% federal rate
Up to 52% combined federal, state and local rate
29.9%
22.8%
26.4%
20.1%
25.2%
19.2%
24.1%
18.3%
20.6%
15.7%
10.0%
8.2%
7.4%
5.9%
5.8%
4.3%
4.1%
3.7%
0.4%
STRD
STRE
STRC
STRK
STRF
Private Credit
Junk Bonds
Bank Preferreds
Investment Grade
Mortgage Backed
Treasury Bills
Commercial Paper
Money Markets
Bank Accounts
(Tax-Eq. Yield)

Note: As of 10/23/26. Tax-equivalent yield = yield / (1 – tax rate), using the 37% top federal rate (lower) and an illustrative 52% combined federal, state and local rate (upper), based on the highest combined state and local rate (New York City, ~14.8%). Excludes the 3.8% net investment income tax (NIIT). Other credit yields are not tax-adjusted. Assumes ROC treatment, which is not guaranteed and may change based on Strategy's earnings and profits and applicable tax rules. Distributions on preferred stock that are classified as "non-taxable return of capital" would result in a decrease in the holder's tax basis. Such decrease in tax basis would then translate into increased taxation for the holder once the holder's tax basis is entirely depleted or the holder sells the shares. Such increase is not reflected in the above comparison. It is important to consult your tax advisor on all aspects of taxation of the product. Actual results may vary materially from these illustrative results. See Appendix for additional information. Sources: Strategy (10/23/26); FRED (10/20–10/21/26); Crane 100 (10/22/26); iShares MBB YTM (10/21/26); First Trust FPE YTW (9/30/26); Cliffwater (2Q26); FDIC (Oct 2026).

Strategy₿

ROC: Defer Taxes, Retain More Cash

Strategy Expects ROC Treatment for 10+ Years, Resulting in Tax-Deferred Dividends

Illustrative: Amount kept per $100 of dividends


ROC
Tax Deferred: Lowers Basis
$100
Qualified Dividends
20%-35% tax
$65-80
Taxable Interest
37%-52% tax
$48-63
Kept at higher tax rate
Additional kept at lower tax rate

Why ROC: Preferred Equity + Negative Earnings and Profits (E&P)

Note: Illustrative comparison of cash retained per $100 distribution for a U.S. taxable individual; not investment or tax advice. Lower rates (20%, 37%) are top federal rates; upper rates (35%, 52%) are illustrative combined federal, state and local rates, assuming the highest combined state and local rate (New York City, ~14.8%). Excludes the 3.8% net investment income tax (NIIT). Distributions on preferred stock that are classified as "non-taxable return of capital" would result in a decrease in the holder's tax basis. Such decrease in tax basis would then translate into increased taxation for the holder once the holder's tax basis is entirely depleted or the holder sells the shares. Such increase is not reflected in the above comparison. It is important to consult your tax advisor on all aspects of taxation of the product. Excludes AMT, credits and other personal tax attributes. Based on information as of October 23, 2026. See Appendix for additional information.

We Expanded Our Digital Credit Framework With USD Cash

Dedicated reserves and flexible liquidity strengthen credit, liquidity & long-term BTC exposure



Digital Credit Capital Framework

USD Reserve	USD Cash	BTC Monetization	Digital Credit Repurchases	MSTR Repurchases	STRC Dividend
$4.83B	**$242M**	**3 Purposes**	**$957M**	**$1.0B**	**12.00%**
Preferred Dividends & Interest ≥ 1 Year Minimum	Funds BTC, Reserve, Repurchases & Debt	Fund Reserve, Service Obligations & Repurchase Securities	Authorization Remaining	Authorization Remaining	Daily Dividend[(1)] Rate Reviewed Monthly

Note: As of 8-K filed on 10/26/2026; repurchase figures represent amounts authorized to be repurchased; Strategy has no obligation to make any repurchases. (1) Daily Dividends for STRC would begin on Nov 1, 2026.

USD Reserve and USD Cash Serve Distinct Purposes

USD Cash

Flexible liquidity for BTC purchases, buybacks, or other treasury purposes

USD Reserve

Designated to support preferred dividends and debt interest


$5.07B
$242M USD Cash
$4.83B
USD Reserve
USD Assets

Note: USD balances as of October 25, 2026, per 8-K filed October 26, 2026.

Strategy₿

USD Duration Rose Nearly 7x From May Lows

USD Duration in years, and as a % of blended preferred Macaulay duration



USD Duration, years
5 yrs
4 yrs
3 yrs
2 yrs
1 yrs
0 yrs
0.5 → 3.4 yrs
USD Strength, USD Duration % of blended preferred Macaulay duration
50%
40%
30%
20%
10%
0%
6% → 40%
Dec '25
Feb '26
Apr '26
Jun '26
Aug '26
Oct '26

Note: Market prices as of October 23, 2026 close; USD balances as of 8-K filed October 26, 2026 (as of October 25, 2026). Top chart = USD Duration (years) = (USD Cash + USD Reserve) / annual interest and dividends. Bottom chart = USD Strength = USD Duration / notional-weighted average Macaulay duration of STRF, STRC, STRE, STRK and STRD. USD Strength is calculated without accounting for senior claims or other liabilities and does not account for principal repayments, debt maturities, put rights, operating expenses or other potential uses of USD Assets. Macaulay duration = (1 + y/m) / y, where y = effective yield (annual dividend / price) and m = payments per year (24 for STRC, 4 for others). Past performance is not indicative of future results.

Strategy₿

We Have Paid All Digital Credit Dividends Since Inception

40 of 40 Dividends Paid

STRK 7 since Mar 2025

STRF 6 since Jun 2025

STRD 5 since Sep 2025

STRC 18 since Aug 2025

STRE 4 since Dec 2025



Mar 2025
Jun 2025
Sep 2025
Dec 2025
Mar 2026
Jun 2026
Sep 2026

Note: Dividend payments on STRK, STRF, STRD, STRC and STRE from each security's first dividend payment date through October 15, 2026; all paid in cash. STRD dividends are non-cumulative; STRK, STRF, STRC and STRE are cumulative. STRC paid monthly through June 2026 and semi-monthly since July 15, 2026. Following stockholder approval on October 28, 2026, STRC moves to daily dividends in November 2026, and STRF, STRK and STRD in January 2027. Dividends on preferred stock are payable when, as and if declared by the Board.

Strategy₿

BTC Needs Just 2.2% ARR to Cover Digital Credit Dividends

BTC ARR

Equity and Credit Both Thrive
Equity captures positive spread over the cost of credit[1]; credit can fund itself indefinitely through BTC sales

10.6%
Hurdle ARR

Equity May Underperform Bitcoin; Dividends Still Covered
Equity no longer captures positive spread over total credit cost, but BTC growth alone can cover pref dividends

2.2%
Breakeven ARR

Equity Underperforms; Credit May Perform
BTC growth no longer covers pref dividends on its own, but credit can remain covered through its duration

-17.4%
Floor ARR

Credit Stressed; Restructuring May Be Required
BTC Reserve coverage of Net Debt and Pref falls below 1.0x; refinancing or restructuring may be required

Note: (1) If BTC ARR is above this rate, Net Bitcoin Per Share captures a positive spread and appreciates faster than bitcoin on a go-forward basis. Market prices as of Oct 23, 2026 close; balance sheet as of 8-K filed Oct 26, 2026. For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in MSTR or any other securities. Actual results may vary materially.

Strategy

BTC Beat 2.2% Breakeven ARR in Every 4-Year Window

Rolling four-year annualized BTC return vs. U.S. M2 growth and BTC ARR thresholds



Rolling 4-yr annualized BTC return
U.S. M2 4-yr annualized growth
BTC Hurdle ARR
BTC Breakeven ARR
Floor ARR
Log scale
1000%
500%
200%
100%
50%
20%
10%
5%
2%
1%
0%
Linear scale below 0%
BTC: 42.7%
BTC Hurdle ARR: 10.6%
BTC Breakeven ARR: 2.2%
U.S. M2: 1.9%
BTC Floor ARR: -17.4%
Jan 2015
Jan 2017
Jan 2019
Jan 2021
Jan 2023
Jan 2025

Note: Presented for illustrative purposes. Market prices as of October 23, 2026 close; balance sheet as of 8-K filed October 26, 2026. Annualized return over 148 rolling four-year windows of month-end closes, July 2014 to October 2026; thin early exchange markets lift early windows (up to 863%). U.S. M2: seasonally adjusted, latest August 2026. Log scale from 1% to 1000%; linear below 0% to show Floor ARR. The lowest return is a historical observation, not a floor on future performance. Past performance is not indicative of future results.

Strategy₿

Strategy Liabilities and Capital Structure Today

Assuming $81,200 BTC Price, $5.1B USD Assets, 40% BTC Volatility, and 10% BTC ARR

USD Assets		$5,075M					
Debt	**Notional ($M)**	**Cum Notional ($M)**	**Duration (Yrs)**	**BTC Rating**	**BTC Risk**	**BTC Credit**	**BTC Floor**
Convert 2028	$1,010	$247	0.9	279.5x	0.00%	0 bps	$291
Convert 2030 B	$2,000	$735	1.4	93.8x	0.00%	0 bps	$866
Convert 2029	$1,500	$1,101	1.6	62.6x	0.00%	0 bps	$1,297
Convert 2030 A	$800	$1,443	1.9	47.7x	0.00%	0 bps	$1,701
Convert 2031	$604	$1,443	1.9	47.7x	0.00%	0 bps	$1,701
Convert 2032	$800	$1,639	2.6	42.0x	0.00%	0 bps	$1,931
Total Debt	**$6,714**	**$1,639**	**1.6**	**42.0x**			**$1,931**
Preferred Stock							
STRF	$1,284	$2,923	10.4	23.6x	0.45%	4 bps	$3,445
STRC	$8,391	$11,314	8.3	6.1x	4.36%	54 bps	$13,334
STRE	$868	$12,182	8.1	5.7x	4.83%	61 bps	$14,357
STRK	$1,402	$13,584	8.9	5.1x	6.56%	76 bps	$16,009
STRD	$1,402	$14,986	7.2	4.6x	6.01%	86 bps	$17,662
Total Pref	**$13,347**	**$14,986**	**8.5**	**4.6x**			**$17,662**
Total Debt + Pref	**$20,061**	**$14,986**	**6.2**	**4.6x**			**$17,662**

BTC Credit Spread: • *Investment Grade (≤150 bps)* • *High Yield (151–500 bps)* • *Distressed (>500 bps)*

Note: Market prices as of October 23, 2026 close; balance sheet as of 8-K filed October 26, 2026. Presented for illustrative purposes. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Please see the Appendix for additional information on how the metrics presented herein are calculated.

(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) / Duration).
(4) Benchmark rate used: SOFR for converts; UST 10Y or EUR 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.
(5) Assuming a EUR/USD FX rate of 1.1195.
(6) Assumes the current STRC dividend rate of 12.00%.

Strategy₿

Digital Credit Spreads Exceed Modeled BTC Credit Risk

Assuming $81,200 BTC Price, $5.1B USD Assets, 40% BTC Volatility, and 10% BTC ARR

	Price	Effective Yield	Option-Adj. Yield	Risk-Free Yield	Market Spread	BTC Credit	BTC Credit Basis	Derived Price	Price vs. Derived	Implied BTC ARR
Preferred Stock										
STRF	$101.20	9.88%	9.88%	5.01%	487 bps	4 bps	+482 bps	$197.75	(48.8%)	(19.2%)
STRC	$99.36	12.08%	12.08%	4.94%	714 bps	54 bps	+660 bps	$219.19	(54.7%)	(11.9%)
STRE	€78.88	12.68%	12.68%	3.27%	941 bps	61 bps	+880 bps	€258.01	(69.4%)	(14.5%)
STRK	$69.30	11.54%	14.63%	4.96%	967 bps	76 bps	+890 bps	$154.41	(55.1%)	(12.8%)
STRD	$69.71	14.35%	14.35%	4.90%	945 bps	86 bps	+859 bps	$173.70	(59.9%)	(12.9%)

BTC Credit Spread: *● Investment Grade (≤150 bps)* *● High Yield (151–500 bps)* *● Distressed (>500 bps)*

Traditional credit benchmarks

Benchmark	Yield	Yield measure	Spread	Spread measure
ICE BofA U.S. Corporate Index	5.84%	Effective yield	91 bps	Treasury OAS
ICE BofA U.S. High Yield Index	8.14%	Effective yield	338 bps	Treasury OAS
S&P Lincoln U.S. Senior Debt Index	10.28%	Private-loan yield	642 bps	Loan spread

Modeled BTC Credit of **4 to 86 bps** sits below the **91 bps** U.S. investment-grade spread, yet Digital Credit trades at **487 to 967 bps**

Note: Market prices as of October 23, 2026 close; balance sheet as of 8-K filed October 26, 2026. Presented for illustrative purposes. Actual results may vary materially. BTC Rating, BTC Credit, BTC Credit Basis, Derived Price, Price vs. Derived and Implied BTC ARR are not measures of financial results, key performance indicators, valuations or credit ratings. They are based solely on Notional value, which may be below liquidation preference, and do not account for cross-defaults. STRE price is the indicative mid-point of bid and ask at last indication as reported by a market maker in the STRE Stock. Benchmarks: ICE BofA U.S. Corporate and U.S. High Yield Index effective yields and option-adjusted spreads over Treasuries as of Oct. 23, 2026; S&P Lincoln U.S. Senior Debt Index private-loan yield and loan spread as of Jun. 30, 2026, reported quarterly with a lag. Public-index Treasury OAS and private-loan spreads are measured differently and are not directly comparable. See the Appendix for methodology.

(1) Credit spread needed to offset the probability of BTC Rating falling below 1 by the end of Macaulay Duration, annualized with no recovery: –ln(1 – BTC Risk) / Duration.
(2) UST yield for USD preferred stock and Bund yield for STRE, each interpolated to the instrument's duration.
(3) STRK assumes a 0.50% borrow cost and 60% MSTR implied volatility.
(4) Assumes a EUR/USD FX rate of 1.1195.
(5) Assumes the current STRC dividend rate of 12.00%.

Strategy₿

STRC Deep Dive

STRC Highlights as of October 2026

Effective Yield	Liquidity	Volatility	USD Strength
12.1%	**$160M**	**10.1%**	**40%**
Tax-Deferred ("ROC") / 19.2% Tax-Eq. Yield	*Avg. Daily (30D); Nasdaq-Listed*	*Historical (30D)*	*3.4 yrs USD Duration*

Notional Value	Buyback Program	USD Assets	BTC Reserve	BTC Rating	BTC Duration
$8.4B	**$2.0B**	**$5.1B**	**$69B**	**6.1x**	**46 yrs**
	STRC repurchased; $957M remaining	*USD Reserve + USD Cash*			

Note: Market data as of October 23, 2026 (market close). STRC notional, buybacks and USD Assets as of October 25, 2026, per Strategy's Form 8-K filed October 26, 2026. Effective Yield = annual dividend / price. Tax-Eq. Yield assumes a U.S. individual investor with a 37% marginal U.S. federal income tax-rate and return of capital treatment on Strategy dividends. USD Strength = USD Duration / STRC Macaulay Duration, where USD Duration = (USD Reserve + USD Cash) / annual interest and dividends, and Macaulay Duration = (1 + y/24) / y, with y = STRC effective yield. USD Strength is calculated without accounting for senior claims or other liabilities and does not account for principal repayments, debt maturities, put rights, operating expenses or other potential uses of USD Assets. BTC Duration includes coverage of interest expense for outstanding indebtedness. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Refer to the Appendix for more information.

We Took Action to Help STRC Return to Its Target Range



STRC Close
$100
$95
$90
$85
$80
$75
$70
$99.36
Jun-26
Jul-26
Aug-26
Sep-26
Oct-26

- ✓ Introduced **new capital framework**
- ✓ Raised **dividend rate** to 12%
- ✓ **Semi-monthly** dividend payments
- ✓ Built **USD Assets** to $5.1B
- ✓ $2.0B of **STRC repurchased**
- ✓ **Daily dividends vote** approved

Note: STRC price as of October 23, 2026; USD Assets and buybacks as of 8-K filed on October 26, 2026. Past performance is not indicative of future results. Actual results may vary materially. Does not constitute investment advice and should not form the basis for an investment in STRC or any other securities.

Strategy₿

High Net Worth Individuals & Institutions Own > 50% of STRC

STRC Ownership by Holder Type


HNWI + Institutions: 45%
$2.3B
As of 3/17/26:
Retail
55%
HNWI ($1M+)
24%
Institutional
21%
Notional Value:
$2,744M
$1,193M
$1,081M
HNWI + Institutions: 52% (+7 pts)
$4.4B
As of 9/30/2026:
Retail
48%
HNWI ($1M+)
29%
Institutional
23%
Notional Value:
$4,028M
$2,434M
$1,930M

Note: Broadridge data covers ~90% of STRC outstanding; its holder-type split, as of 9/30/2026 is applied to the STRC notional outstanding as of the 8-K filed on October 26, 2026, assuming the same split for all holders. HNWI defined as retail accounts with $1M+ STRC positions.

Strategy₿

STRC is the Top Holding in Leading Preferred ETFs

Included in the largest preferred ETF platforms, such as BlackRock and VanEck

BlackRock

PFF

#1 Largest Preferred ETF ($12B AUM)

iShares Preferred and Income Securities ETF

Company	Ticker	Market Value ($M)	ETF Weight
Strategy	**STRC**	**$415**	**3.49%**
Boeing	BA/PA	$404	3.40%
Alphabet	GOOGM	$276	2.33%
Alphabet	GOOGN	$270	2.28%
Super Micro Computer	SMCIP	$260	2.19%
Hewlett Packard Enterprise	HPE/PC	$256	2.16%
Wells Fargo	WFC/PL	$253	2.14%
Oracle	ORCL/PD	$238	2.01%
Bank of America	BAC/PL	$169	1.42%
Citigroup	C/PN	$144	1.22%

VanEck®

PFXF

#6 Largest Preferred ETF ($2B AUM)

VanEck Preferred Securities ex Financials ETF

Company	Ticker	Market Value ($M)	ETF Weight
Strategy	**STRC**	**$169**	**7.58%**
Boeing	BA/PA	$169	7.55%
Alphabet	GOOGM	$111	4.96%
Alphabet	GOOGN	$110	4.94%
Super Micro Computer	SMCIP	$108	4.86%
Hewlett Packard Enterprise	HPE/PC	$107	4.78%
Oracle	ORCL/PD	$99	4.45%
NextEra Energy	NEE/PV	$52	2.34%
NextEra Energy	NEE/PS	$51	2.30%
Southern Company	SOMN	$49	2.20%

Note: ETF sizes and rankings according to etfdb.com as of 10/23/26. Holdings as reported by ETF providers as of 10/22/26.

Strategy₿

STRC is a Building Block for Products and Treasuries

Used across $550M+ of reported STRC AUM and treasury holdings

Stablecoins and DeFi	Tokenization	Funds and ETPs	Cash and Yield Accounts	Corporate Treasuries
$225M STRC AUM	**$229M** STRC AUM	**$15M** STRC AUM	**$2M** STRC AUM	**$100M** STRC held
Yield-bearing dollars and on-chain financial products	Tokenized STRC access and wrappers	Packaged investment and cash-management exposure	Exchange distribution and high-yield accounts	Operating companies and bitcoin treasury firms
Representative market pools	Representative market pool	Representative market pool	Representative market pool	Pipeline
$289B / $90B	**$39B**	**$24T**	**$8T**	**Ongoing discussions with more corporates**
Stablecoin / DeFi TVL	Tokenized assets on-chain	Global ETF assets	U.S. money market funds	

Note: As of 10/23/2026. STRC AUM is an illustrative estimate based on public disclosures; category figures may overlap across products. Stablecoins and DeFi: Apyx (Accountable), DefiLlama (Saturn, Pendle, Spreads), Hermetica. Tokenization: CoinGecko (Kraken xStocks), CoinMarketCap (Ondo), RWA.xyz (Reality, STOKR, Dinari). Funds and ETPs: 21Shares NAV; OranjeBTC DIGY11 NAV × STRC weight. Corporate treasuries: sum of publicly disclosed STRC allocations. Market pools: RWA.xyz (stablecoins, tokenized assets); DefiLlama (DeFi TVL); ETFGI (global ETF assets, 9/30/2026); ICI (U.S. money market funds, 10/21/2026).

First Global Securities with Calendar Day Accruals / Dividends

Digital Credit that works every day

- Weekends and public holidays count as record dates
- Better aligns economics with actual ownership periods
- More closely mirrors daily accrual in money market funds

Built for the digital transformation of capital markets

- Bitcoin already trades 24/7; equities are moving in that direction
- Tokenization is accelerating the shift toward global, 24/7 markets
- A 365-day framework is designed for an always-on financial system



Strategy₿

Join us at Strategy World 2027 in Orlando

Strategy₿
WORLD
2027



Orlando
Mar 29 - Apr 1


Signia
by Hilton

Corporations₿

STRC Highlights as of October 2026

Effective Yield	Liquidity	Volatility	USD Strength
12.1%	**$160M**	**10.1%**	**40%**
Tax-Deferred ("ROC") / 19.17% Tax-Eq. Yield	*Avg. Daily (30D); Nasdaq-Listed*	*Historical (30D)*	*3.4 Yrs USD Duration*

Notional Value	Buyback Program	USD Assets	BTC Reserve	BTC Rating	BTC Duration
$8.4B	**$2.0B**	**$5.1B**	**$69B**	**6.1x**	**46 Yrs**
	STRC repurchased; $957M remaining	*USD Reserve + USD Cash*			

Note: Market data as of October 23, 2026 (market close). STRC notional, buybacks and USD Assets as of October 25, 2026, per Strategy's Form 8-K filed October 26, 2026. Effective Yield = annual dividend / price. Tax-Eq. Yield assumes a U.S. individual investor with a 37% marginal U.S. Federal Income Tax-Rate and return of capital treatment on Strategy dividends. USD Strength = USD Duration / STRC Macaulay Duration, where USD Duration = (USD Reserve + USD Cash) / annual interest and dividends, and Macaulay Duration = (1 + y/24) / y, with y = STRC effective yield. USD Strength is calculated without accounting for senior claims or other liabilities and does not account for principal repayments, debt maturities, put rights, operating expenses or other potential uses of USD Assets. BTC Duration includes coverage of interest expense for outstanding indebtedness. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations. Refer to the Appendix for more information.

Strategy₿

Digital Capital

Digital Capital Summary

1 Bitcoin is entering a bull market
BTC price is 21% above its 200-week average

2 Bitcoin's dominance is growing
At 67%, up from 47% at the Nov 2021 crypto ATH

3 Institutional demand is back
Bitcoin ETFs drew $6.3B of inflows in Q3

4 Banks are embracing bitcoin
Bitcoin Banking Adoption Index at 34% (vs 24% in 2025)

5 Modest credit could absorb all new supply
Bank credit against BTC expected to come online soon

6 Strategy leads on-chain
Most tokenized company; $509M of tokenized stock value

Bitcoin is Well-Positioned for the Next Bull Run

BTC Price is 21% above its 200-Week Moving Average



–BTC Price
–BTC 200W MA
$140K
$120K
$100K
$80K
$60K
$40K
$20K
$0
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026

21%

Premium

78%

of BTC history spent above current premium[1]

Note: As of October 23, 2026, from Coin Metrics. 200-week average = 1,400-day simple average of daily closes. (1) The percent of days when bitcoin's premium to its 200-week moving average was higher than it is right now. A higher reading means more of bitcoin's history sits above the current premium level. Based on daily closes since May 17, 2014, 200 weeks after the start of our bitcoin price history.

Strategy₿

Bitcoin's Share of Crypto Has Risen Every Year Since 2022

Bitcoin Dominance is at 67%, up from 47% during the crypto ATH in November 2021



80%
70%
60%
50%
40%
30%
20%
2021
2022
2023
2024
2025
2026
67%
Market Cap Dominance

Note: As of October 23, 2026. Bitcoin's market cap as a percentage of total crypto market cap (Top 125 tokens), excluding stablecoins (Top 125 stablecoins) from CoinGecko.

Strategy

Structural Catalysts for Bitcoin Adoption

Driver	Why it matters
Fiscal Debasement	Rising deficits boost demand for non-sovereign assets
Bank Adoption	U.S. bank custody and lending open institutional channels
Bitcoin-Backed Credit	Bitcoin collateral enables new institutional credit products
Momentum & Capital Flows	ETF inflows and systematic strategies lift demand
Tokenization & 24/7 Markets	24/7 tokenized markets expand Digital Capital infrastructure
AI Disruption	AI erodes corporate moats; Bitcoin endures as Digital Capital
Bitcoin Halving	April 2028 halving cuts weekly supply from 3,150 to 1,575 BTC

Bitcoin ETF Demand Returned in Q3, Driving $6.3B in Inflows


BTC Price
$100K
$90K
$80K
$70K
$60K
$50K
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep


$6B
$4B
$2B
$0B
-$2B
-$4B
-$6B
-$8B
-$1.6B
YTD -$1.6B
-$0.2B
YTD -$1.8B
+$1.3B
YTD -$0.5B
+$2.0B
YTD +$1.5B
-$2.4B
YTD -$0.9B
-$4.5B
YTD -$5.4B
+$0.2B
YTD -$5.2B
+$3.5B
YTD -$1.7B
+$2.6B
YTD +$1.0B
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep

Note: ETF flows represent daily net creations less redemptions across U.S. spot Bitcoin ETFs, aggregated to monthly net flows, in U.S.$ billions. YTD shown through September 30, 2026. Source: Farside Investors; monthly totals cross-checked to TFTC ETF flow archive and public reporting. Presented for illustrative purposes. Past performance is not indicative of future results.

Strategy₿

Interest Costs Can Push the U.S. Toward Debasement

Federal government cash flows


Inflows
Total spending $7.40T
Outflows
Deficit financing $1.99T
Individual income tax $2.85T
Payroll taxes $1.81T
Corporate income tax $0.38T
Tariffs (customs) $0.17T
Other $0.19T
Social Security $1.67T
Medicare $1.07T
Net interest $1.05T
Medicaid and other health $1.03T
Defense $0.97T
Income security $0.69T
Everything else $0.92T



$19 of every $100 in receipts goes toward interest

Up from $18.50 in FY2025

Note: Presented for illustrative purposes. FY2026 (Oct. 2025–Sept. 2026). Interest takes 19.5% of receipts (18.5% in FY2025); it grew +8% vs. +3% for receipts and now exceeds defense. Sources: U.S. Treasury (Monthly Treasury Statement, Sept. 2026, Table 9).

Strategy₿

Recent U.S. Digital Asset Regulatory Updates

Agency	Update
Treasury	• Proposed rules on who can issue and sell stablecoins
SEC	• Opened a path for tokenized U.S. stocks to trade on-chain
CFTC	• Sent crypto market rules to White House review • Opened public comment on retail crypto leverage rules

Note: Covers U.S. federal actions from Aug. 17 to Oct. 8, 2026; the CLARITY Act failed a Senate procedural vote on Sep. 15. Sources: U.S. Treasury, SEC, CFTC, OIRA/RegInfo, U.S. Senate, Reuters, WSJ.

Bitcoin Banking Adoption Index: 34% Overall

Legend

○ None ◔ Emerging ◑ Partial ◕ Advanced ● Full

				Trading & Custody			Products					Margin				Leadership		
	Country	Q2 Index	Q3 Index	ETP Trading	BTC Trading	BTC Custody	Stablecoin	ETP	Blockchain	Tokens	Money/ Yield	BTC	ETP	Equity	Credit	Underwriting	Executive	Allocation
Fidelity	USA	71%	77%	●	●	●	●	●	○	●	○	◔	◕	●	●	N/A	●	◕
JPMorgan Chase	USA	43%	47%	●	◑	○	●	○	●	●	○	◑	◔	○	○	◑	●	◔
BNY	USA	46%	46%	●	○	◕	○	○	◕	●	○	N/A	N/A	N/A	N/A	◑	●	○
Goldman Sachs	USA	45%	45%	●	◕	○	◔	◔	●	●	○	◑	◑	○	○	◑	●	○
Morgan Stanley	USA	43%	45%	●	●	◑	○	●	○	○	○	○	◑	○	○	●	●	◕
Citigroup	USA	43%	43%	◑	◔	◔	◔	N/A	●	●	○	○	○	○	○	●	●	◕
Banco Santander	ESP	35%	40%	◕	◑	◑	◑	○	◕	●	○	○	○	○	○	●	●	○
Wells Fargo	USA	38%	38%	●	◔	◔	◔	○	◔	◔	○	○	●	◑	◑	◔	◕	◑
Société Générale	FRA	35%	38%	◕	○	●	●	○	○	●	○	○	○	○	○	●	●	○
TD Bank	CAN	32%	35%	◕	○	○	◑	○	○	◑	○	○	○	◕	◕	●	●	○
Standard Chartered	GBR	28%	35%	◑	◑	◕	◕	○	◕	●	○	○	○	○	○	○	●	○
Charles Schwab	USA	32%	34%	●	●	◑	◔	○	○	○	○	○	○	◕	○	N/A	●	◔
Crédit Agricole	FRA	30%	33%	○	○	●	◕	●	◑	●	○	○	○	○	○	○	◕	○
HSBC	GBR	30%	30%	●	○	○	◑	○	●	●	○	○	○	○	○	○	●	○
UBS	CHE	30%	30%	◑	◔	◔	◑	○	●	●	○	○	○	○	○	○	●	○
Barclays	GBR	28%	30%	◕	◑	○	○	○	◕	◑	○	○	○	○	○	●	●	○
BNP Paribas	FRA	30%	30%	●	○	◔	◑	○	◕	●	○	○	○	○	○	○	●	○
Bank of America	USA	28%	28%	●	○	○	◔	○	◔	◔	○	◕	○	○	○	○	●	◕
State Street	USA	27%	27%	○	○	◑	○	○	◕	●	○	○	○	N/A	N/A	N/A	●	○
Deutsche Bank	DEU	22%	27%	○	◔	◔	●	●	◕	◔	○	○	○	○	○	○	◑	○
Mizuho	JPN	22%	22%	○	○	○	◑	○	◑	◔	○	○	○	○	○	●	●	○
Lloyds	GBR	17%	22%	◕	○	○	○	○	◕	◕	○	○	○	○	○	○	●	○
MUFG	JPN	18%	18%	○	○	◔	◑	○	◑	◕	○	○	○	○	○	○	◕	○
Royal Bank of Canada	CAN	13%	17%	●	○	○	○	○	○	◑	○	○	○	○	○	○	●	○
SMBC	JPN	13%	13%	○	○	◔	◑	○	◑	◔	○	○	○	○	○	○	◑	○
Overall		32%	34%															

Note: Bank selection criteria: Drawn from the top 25 institutions across four dimensions – Trading and Custody, Products, Margin, and Leadership. Harvey balls show adoption per dimension (0 / 25 / 50 / 75 / 100%). Figures approximate, from public sources as of October 8, 2026; offerings vary by client type, geography, and access channel and may differ from publicly disclosed information. Green indicates a score increase, including prior-period adjustments.

Banks Are Embracing Bitcoin YoY

Average adoption of Bitcoin-related services across the top 25 global banks


+25 pts
34%
24%
14%
9%
Dec 2023
Dec 2024
Dec 2025
Oct 2026

Note: Bitcoin Banking Adoption Index: overall score across the 25 leading global banks, each scored on 15 dimensions (0–100%). Figures approximate, from public sources as of October 8, 2026; offerings vary by client type, geography, and access channel.

Strategy₿

Digital Asset Banking Updates in Q3 2026

Bitcoin Adoption

Morgan Stanley
E*TRADE crypto rollout completed with Zerohash custody

Citigroup
Announced bitcoin custody for later in 2026

Deutsche Bank
Progressed toward a 2026 crypto custody launch

Standard Chartered
Expanded institutional Bitcoin & Ether spot trading to the UAE

Banco Santander
Bitcoin-linked ETF access for Spanish retail clients

Broader Digital Asset Momentum

21-bank stablecoin consortium
12 banks in BBAI join global stablecoin initiative targeting H1 2027 launch

Citigroup
Began accepting USDC through Coinbase

Barclays
First live UK customer tokenized-deposit transactions

Lloyds
Live tokenized-deposit transactions via Project Agorá in GBP, EUR, CHF

UK tokenization taskforce
54 firms organized around live wholesale-market use cases

Strategy₿

~$256M Per Week of Credit Would Absorb All New Bitcoin

About 1.5% of weekly new U.S. bank lending, and half that after the April 2028 halving

	Today	After Halving Est. April 2028
Block Reward	3.125 BTC	1.5625 BTC
New Bitcoin Per Day	450 BTC	225 BTC
Value Per Day	~$37M	~$18M
New Bitcoin Per Week	3,150 BTC	1,575 BTC
Value Per Week	**~$256M**	**~$128M**
Value Per Year	**~$13.3B**	**~$6.7B**

Weekly New Bank Lending vs. New Bitcoin Value



New U.S. Bank Lending
$17.1B
New Bitcoin Today
$0.26B
New Bitcoin After Halving
$0.13B

Note: Bitcoin values assume 144 blocks per day at ~$81,200 per BTC (October 23, 2026), excluding fees; halving at block 1,050,000, estimated April 2028. Bank lending is the average weekly increase in U.S. commercial bank loans and leases between the May and September 2026 monthly levels (+$298B; Federal Reserve H.8, monthly, seasonally adjusted). Presented for illustrative purposes.

Strategy is the Most Tokenized Company On-Chain

Tokenized stock value by company, all issuers combined



$509M
STRC
$229M
MSTR
$280M
$387M
$268M
$153M
$132M
$125M
$125M
$115M
$88M
$46M
Strategy
STRC + MSTR
Circle
CRCL
SpaceX
SPCX
NVIDIA
NVDA
Micron
MU
SanDisk
SNDK
Tesla
TSLA
Alphabet
GOOGL/GOOG
Intel
INTC
Coinbase
COIN

Note: As of Oct 23, 2026, 4 PM ET. Tokenized stock value by underlying company, all issuers combined (xStocks, bStocks (BTech), Ondo Global Markets, Reality, Robinhood, Securitize, Coinbase, Backpack, STOKR, Dinari, Remora, Crypto.com, Swarm, ST0x, Anchored, Backed bTokens, StableStock). Circulating tokenized equity value only; excludes locked shares, unsold issuer tokens, wrappers and ETFs. Source: DefiLlama on-chain values (CoinGecko, rwa.xyz if unlisted). Strategy = STRC + MSTR.

Strategy₿

Tokenization's Impact on Strategy's Securities

Tokenized MSTR and STRC could trade, settle and serve as collateral in more places


Tokenization

Traditional Security

One primary interface

Limited surface area

Tokenized Security

Same capital, more financial interfaces

Expanded potential surface area

24/7 Markets
Potential always-on trading

Global Distribution
Broader investor access

Programmable Collateral
More financing use cases

Faster Settlement
Reduced friction

Agentic Finance
Machine-native workflows

Product Innovation
New wrappers and channels

Why On-Chain Capital Gravitates to Strategy

Tokenized MSTR and STRC enhance the on-chain economy



Stablecoins

0% from issuers

→



Tokenized STRC

12% Dividend

Digital Credit



Bitcoin

Holders seek upside

→



Tokenized MSTR

Amplified Bitcoin

Digital Equity

Note: 0% = payment stablecoin issuers are prohibited from paying holders interest or yield under the GENIUS Act, effective January 18, 2027. 12% = STRC's current annualized variable dividend rate, as of October 23, 2026. Tokenized MSTR and STRC are issued by third parties, not Strategy.

Strategy₿

AI Erodes Moats, but Bitcoin's Scarcity Holds

AI disruption towards labor and intelligence

Durability	Industry	Rationale
Most durable	Bitcoin	Fixed 21M supply
	Land, Real Estate & Commodities	Physical scarcity
	Energy, Utilities & Infrastructure	Permits take decades
	Telecom & Networks	Owned spectrum and lines
	Semiconductors & Defense	Scarce capacity
	Healthcare & Pharma	Licenses and trials
	Banking & Insurance	Charters endure
	Consumer Brands & Luxury	Brand loyalty
	Manufacturing, Retail & Logistics	AI squeezes margins
	Legal, Consulting & Education	AI automates the research
Least durable	Software, Services & Media	AI replicates the work

Note: Illustrative qualitative ranking, not a forecast. Bitcoin's 21M supply cap is fixed by protocol.

Digital Intelligence Increases Abundance, but Not for Bitcoin

As intelligence gets cheaper, value flows to what stays scarce

Abundant

Cost of GPT-4-level AI, per million tokens


$37.50
$0.06
Oct 2023
Oct 2026

~650x cheaper

Same GPT-4-level capability, three years later

Scarce

Maximum bitcoin supply


21M
21M
19.5M mined
20.1M mined
Oct 2023
Oct 2026

Fixed at 21M

No more than 21M can ever exist

Note: AI cost is the cheapest blended price per million tokens for a GPT-4-level model: $37.50 (gpt-4, Oct 2023) vs. $0.0575 (gpt-oss-20b, Oct 2026), per Gravity, OpenRouter and LMArena. Bitcoin supply per mempool.space: 19.50M (Oct 1, 2023) and 20.10M (Oct 23, 2026). Presented for illustrative purposes.

Strategy₿

Bitcoin Security Consortium

The **Bitcoin Security Consortium** consists of industry leaders committed to the long-term security and stability of the Bitcoin protocol. The Consortium intends to provide sustained support and funding for the global Bitcoin security community, as well as updates on the state of Bitcoin security-related work.

anchorage digital

ARK INVEST

BlackRock®

block

Blockstream

coinbase

Fidelity DIGITAL ASSETS®

galaxy

Strategy

Future Outlook

Bitcoin is Only 0.1% of the World's $1,127T in Assets

Gold alone is 18x larger at $29T



Bitcoin: $1.6T (0.1%)
Total Global Asset Value: $1,127T
Gold
$29T
Art, cars & collectibles
$28T
Equities
$164T
Real estate
$411T
Bonds
$353T
Money
$141T

Source: Bitcoin value based on circulating supply of ~20.1M BTC (not the 21M maximum) at ~$81,200 per BTC as of October 23, 2026. All other figures and the $1,127T total from Jesse Myers (@Croesus_BTC), "2026 update: Global Asset Landscape," X, Jul 22, 2026, Q2 2026 data, x.com/Croesus_BTC/status/2079934688907419901. Areas proportional to value; art, cars & collectibles combined as published.

Strategy₿

The $100 Trillion Frontier

One capital network to preserve wealth, move value & program economic activity

Save & Invest

- **Digital Capital**
  Bitcoin
  Corporate / Sovereign Reserves
- **Digital Equity**
  Treasury Companies
  MSTR / Other Treasury-company Equity
- **Digital Credit**
  Income Securities
  STRC / SATA
- **Digital Debt**
  Dated Obligations
  Bonds / Notes

Move & Program

- **Digital Currency**
  Sovereign-unit Tokens
  Stablecoins / Payments
- **Digital Money**
  Liquid, Income-bearing Claims
  Savings / Exchange
- **Digital Derivatives**
  Transfer Specific Risks
  Price / Volatility / Duration / Credit
- **Digital Collateral**
  Collateral for Programmable Finance
  Lending / Agents / Robots / Infrastructure

Great Ideas Outgrow Their First Use Case

Bitcoin started as peer-to-peer electronic cash; its uses extend far beyond payments

Oil

First:

Lamp fuel (kerosene)

↓

Eventual:

Gasoline, diesel, jet fuel, heating, plastics, fertilizer, asphalt, lubricants, synthetic fabrics, pharmaceuticals, cosmetics, food processing & coatings

Electricity

First:

Electric lighting

↓

Eventual:

Motors, factories, refrigeration, air conditioning, radio, television, telephones, computers, internet, data centers, electric vehicles, AI

Bitcoin

First:

Peer-to-peer electronic cash

↓

Eventual:

Capital, equity, credit, debt, currency, money, income, derivatives, collateral, identity, authentication, & commerce

Note: Sources: American Oil & Gas Historical Society, “First Oil Discoveries.” IEEE, “Milestones: Pearl Street Station, 1882.” S. Nakamoto, “Bitcoin: A Peer-to-Peer Electronic Cash System,” 2008.

BTC Treasury Companies Make Each Other Stronger

BTC Treasury Companies have acquired ~165% of all BTC mined in 2026 YTD[1]

4 issuers | **13** securities

More issuers

₿220,474
BTC acquired 2026 YTD

More capital into bitcoin

$18B
net $ deployed 2026 YTD

The system gets stronger together

$68B
Digital Equity Market Cap

Broader investor base

$15B
Digital Credit Market Cap

Deeper liquidity

Note: As of Oct. 23, 2026. BTC acquired is net of BTC sales. Sources: Company filings and websites. (1) As of October 25, 2026.

Strategy₿

More Issuers Can Make the Category More Investable

9 Digital Credit securities across 4 issuers added ₿220,474 2026 YTD

		Outstanding, Oct. 23, 2026					2026 YTD flows	
Issuer	Digital Credit Securities	Digital Equity mkt cap	Digital Credit Notional	BTC held	30D ADV common	Total 30D ADV Digital Credit ($M)	Capital raised	BTC acquired
Strategy MSTR	5 STRF / STRC / STRE / STRK / STRD	**$62B**	**$13B**	**₿848,517**	**$3,268M**	**$180M**	**$21B**	**₿176,017**
Strive ASST	2 SATA / SATS	$4B	$2B	₿43,000	$260M	$115M	$3B	₿35,373
Metaplanet MTPLF	1 MERCURY	$2B	$149M	₿44,000	$47M	N/A	$716M	₿8,898
Smarter Web SWC	1 MORE	$241M	$15M	₿2,850	$1.9M	$0.2M	$24M	₿186
Total	**9**	**$68B**	**$15B**	**₿938,367**	**$3,577M**	**$295M**	**$25B**	**₿220,474**

Note: As of Oct. 23, 2026. BTC acquired is net of BTC sales. Sources: Company filings and websites.

Strategy₿

AI is Pushing Boundaries Across Disciplines

Mathematics

- **Millennium Prize problem** proof claimed by OpenAI's AI, under review
- **372 open math problems** solved or advanced by OpenAI's AI

Physics

- **THOR AI** computes metal properties 400x faster than standard simulations
- **381K new materials** predicted by Google DeepMind's GNoME

Finance

- **Digital Credit** designed with AI-assisted modeling
- **$40B** in attempted fraud blocked by Visa's AI-powered defenses in 2024

Note: Sources: OpenAI, Navier–Stokes research release (September 2026) and mathematics repository (October 6, 2026); LANL / University of New Mexico, THOR, Physical Review Materials (September 2025); Google DeepMind, GNoME, Nature (November 2023); Visa, Scam Disruption Practice release (March 11, 2025) and "AI and Trust at Scale" (October 23, 2025); Michael Saylor, Strategy (May 6, 2025).

An Instrument for Every Time Horizon

Short-term capital demands stability, while long-term capital rewards volatility



0 to 4 months
4 months to 4 years
Beyond 4 years
Digital Equity MSTR
Digital Capital BTC
Digital Credit
STRC, SATA
STRF STRE STRK STRD SATS
Money Market
or Digital Money
30-day volatility (%)
80%
60%
40%
20%
0%
0
4 mo
4 yrs
Investment horizon

Note: Illustrative; not investment advice or a forecast. Horizon axis not to scale. Bands describe investor horizons and product positioning, not contractual maturities or redemption rights. 30-day volatility = annualized standard deviation of daily returns as of October 23, 2026. STRC dividend rate is variable; STRF, STRE, STRK and STRD rates are fixed on stated amount. SATA and SATS are Strive, Inc. securities; SATS rate is fixed. Inclusion of SATA and SATS does not constitute an endorsement or recommendation by Strategy.

Strategy₿

Strategy is the Central Bank of the Crypto Economy

Our BTC Reserve and USD Assets are equivalent to the world's 56th largest central bank

Rank	Central Bank	Total Assets	Rank	Central Bank	Total Assets	Rank	Central Bank	Total Assets
1	China	$7,285B	21	Thailand	$315B	41	Finland	$123B
2	United States	$6,754B	22	Austria	$297B	42	Denmark	$114B
3	Japan	$4,021B	23	Mexico	$294B	43	Peru	$107B
4	Germany	$2,627B	24	Indonesia	$274B	44	Nigeria	$104B
5	France	$1,653B	25	Türkiye	$270B	45	Pakistan	$104B
6	Italy	$1,209B	26	Israel	$268B	46	Norway	$99B
7	Switzerland	$1,148B	27	United Arab Emirates	$264B	47	Colombia	$95B
8	United Kingdom	$1,081B	28	Luxembourg	$261B	48	Libya	$95B
9	Brazil	$971B	29	Australia	$251B	49	Kazakhstan	$92B
10	Spain	$947B	30	Greece	$243B	50	Sweden	$90B
11	Russia	$941B	31	Portugal	$237B	51	Hungary	$89B
12	India	$922B	32	Czechia	$183B	52	Romania	$89B
13	Taiwan	$656B	33	Ireland	$179B	53	Qatar	$85B
14	Singapore	$606B	34	Canada	$166B	54	South Africa	$77B
15	Hong Kong SAR	$569B	35	Algeria	$157B	55	Ukraine	$75B
16	Saudi Arabia	$525B	36	Malaysia	$155B	**56**	**Strategy**	**$74B**
17	Netherlands	$417B	37	Philippines	$136B	57	Slovakia	$63B
18	South Korea	$399B	38	Iraq	$135B	58	Chile	$58B
19	Belgium	$383B	39	Argentina	$133B	59	Croatia	$45B
20	Poland	$325B	40	Egypt	$123B	60	New Zealand	$43B

Note: Illustrative ranking based on central-bank total assets from BIS and official sources (latest available, generally 2025–26). Figures converted to USD at Oct. 23, 2026 exchange rates and rounded to the nearest billion. Reporting dates, accounting methods and asset definitions vary. Euro-area aggregate excluded to avoid double-counting; few countries may be omitted due to unavailable official data. Strategy's $74B includes 848,517 BTC held as of Oct. 25, 2026, valued at $81,200/BTC (Oct. 23 close), plus $5.1B in USD Assets as of Oct. 25, 2026. Comparison reflects asset value only, not liquidity, risk or central-bank status.

Strategy₿

Appendix

Return of Capital ("ROC") Dividend Guidance

Strategy Expects U.S. ROC Treatment for 10 Years or More, Resulting in Tax-Deferred Dividends[(1)]

U.S. Dividend / Income Type	Tax Characterization	Dividend Tax Rate[(2)]	Typical Instruments
Return of Capital	**Reduction of cost basis, tax deferred**	**0%**	**STRE, STRK, STRF, STRD, STRC**
Qualified Dividends	**Dividend Income, taxed at preferential tax rate[(3)]**	**20%-35%**	**Common stocks, Preferred stocks**
Interest Income	**Ordinary Income, subject to standard income tax rate**	**37%-52%**	**Bonds, Money markets, Bank accounts**

- Strategy has become the **world's most scalable, tax-efficient generator** of fixed income.
- ROC tax-deferred treatment of dividends results from Strategy's **negative tax earnings & profits ("E&P")**.
- We expect ROC treatment to continue for the foreseeable future, i.e., **ten years or more**.
- We do not expect U.S. or non-U.S. investors[(4)] to be subject to U.S. dividend withholding tax.

Note: Represents Strategy's views. Provided for illustrative purposes only; does not constitute investment or tax advice and should not form the basis for an investment in MSTR, STRD, STRK, STRE, STRC, STRF or any other security. Tax treatment of dividends is subject to change based on the financials of Strategy Inc and applicable tax rules. This does not address consequences for non-U.S. investors, who may be subject to withholding on distributions regardless of E&P. E&P may arise in the future, in which case distributions would be treated as qualified dividends (assuming holding period and other requirements are met). Distributions on preferred stock that are classified as "non-taxable return of capital" would result in a decrease in the holder's tax basis. Such decrease in tax basis would then translate into increased taxation for the holder once the holder's tax basis is entirely depleted or the holder sells the shares. Such increase is not reflected in the above comparison. It is important to consult your tax advisor on all aspects of taxation of the product. Actual results may vary materially from these illustrative results. Based on information available as of October 26, 2026.

(1) Illustration applies to tax treatment for U.S. persons. Local jurisdictions might have similar rules, to the extent applicable. Consult your tax advisor. (2) Includes highest marginal U.S. federal tax and potential state and local taxes for U.S. individuals; excludes the 3.8% net investment income tax (NIIT). (3) Applies to U.S. individuals to the extent treated as qualified dividend income. (4) It is possible that a withholding agent may elect to withhold on the entire amount of distributions regardless of E&P, in which case any amounts withheld may be allowed as a refund or credit provided the required information is timely furnished to the IRS.

Strategy₿

Basic, Assumed Diluted, and Fully Diluted Shares Outstanding

Assumed Diluted Shares Outstanding (ADSO) / Fully Diluted Shares Outstanding (FDSO)

	ADSO										FDSO
	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025	03/31/2026	06/30/2026	09/30/2026	10/25/2026	10/25/2026
Total BTC	**70,469**	**124,391**	**132,500**	**189,150**	**447,470**	**672,500**	**762,099**	**846,000**	**847,666**	**848,517**	**848,517**
Shares Outstanding (in '000s) (1)											
Class A	76,230	93,215	95,848	149,041	226,138	292,422	326,582	351,963	402,338	402,714	402,714
Class B	19,640	19,640	19,640	19,640	19,640	19,640	19,640	19,640	19,640	19,640	19,640
Basic Shares Outstanding(2)	**95,870**	**112,855**	**115,488**	**168,681**	**245,778**	**312,062**	**346,223**	**371,604**	**421,978**	**422,355**	**422,355**
2025 Convert Shares @$39.80	16,330	16,330	16,330	16,330	-	-	-	-	-	-	-
2027 Convert Shares @$143.25	-	7,330	7,330	7,330	7,330	-	-	-	-	-	-
2028 Convert Shares @$183.19	-	-	-	-	5,513	5,513	5,513	5,513	5,513	5,513	-
2029 Convert Shares @$672.40	-	-	-	-	4,462	4,462	4,462	2,231	2,231	2,231	-
2030 A Convert Shares @$149.77	-	-	-	-	5,342	5,342	5,342	5,342	5,342	5,342	-
2030 B Convert Shares @$433.43	-	-	-	-	-	4,614	4,614	4,614	4,614	4,614	-
2031 Convert Shares @$232.72	-	-	-	-	2,594	2,594	2,594	2,594	2,594	2,594	-
2032 Convert Shares @$204.33	-	-	-	-	3,915	3,915	3,915	3,915	3,915	3,915	-
STRK Convert Shares @$1,000.00	-	-	-	-	-	1,398	1,402	1,402	1,402	1,402	-
Options Outstanding	11,570	11,668	15,769	12,936	4,956	3,662	3,315	3,176	3,124	3,106	3,106
RSU/PSU Unvested	740	1,051	1,196	2,359	1,845	1,335	1,454	892	864	862	862
ADSO(3) / FDSO(4)	**124,510**	**149,234**	**156,113**	**207,636**	**281,735**	**344,897**	**378,834**	**401,283**	**451,577**	**451,934**	**426,323**

(1) Reflects retroactive adjustment for the Company's 10-for-1 stock split effected by means of a stock dividend distributed after the close of trading on August 7, 2024.
(2) Basic Shares Outstanding reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that (A) were sold under at-the-market equity offering programs, or (B) were issued pursuant to (i) options that had been exercised, (ii) restricted stock units that have vested or (iii) conversion requests received with respect to the convertible securities, but which in each case were pending issuance as of the dates presented.
(3) Assumed Diluted Shares Outstanding refers to the aggregate of our Basic Shares Outstanding as of the dates presented, plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. This measure is not calculated using the treasury method, and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards, or any contractual conditions limiting convertibility of convertible debt instruments.
(4) Fully Diluted Shares Outstanding refers to the same aggregate as Assumed Diluted Shares Outstanding, except that it reflects the assumed conversion of only those convertible notes and convertible preferred stock whose conversion price is at or below the market price of our class A common stock. The market price used to determine in-the-money status reflects the most recent price during market hours, which may differ from the closing price on the date presented. This measure is not calculated using the treasury method, and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards, or any contractual conditions limiting convertibility of convertible debt instruments.

Ownership of a share of common stock of the Company does not represent an ownership interest in bitcoin held by the Company. Neither basic nor diluted share counts take into account our level of indebtedness or our outstanding non-convertible preferred stock.

Important Information about KPIs used in these materials

The Company seeks to acquire bitcoin in a manner it believes to be accretive to common stockholders. To assess achievement of this strategy, the Company monitors and reviews the following Key Performance Indicators ("KPIs"):

- **Bitcoin Per Share (in Sats)** (or **BPS (in Sats)**) represents the ratio between the Company's gross bitcoin holdings and its Assumed Diluted Shares Outstanding, expressed in terms of "Satoshis" or "Sats", where:
    - "**Assumed Diluted Shares Outstanding**" refers to the aggregate of our Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method, incorporates approximate forfeitures of awards in the current period which may be subject to future adjustment and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.
    - "**Basic Shares Outstanding**" reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that (A) were sold under ATMs, or (B) were issued pursuant to (i) options that had been exercised, (ii) restricted stock units that have vested or (iii) conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented.
    - A "**Satoshi**" or a "**Sat**" is one one-hundred-millionth of one bitcoin, currently the smallest indivisible unit of a bitcoin.
- **BTC Yield** represents the percentage change in BPS (in Sats) over a period.
- **BTC Gain** represents the BTC Yield for a period in gross bitcoin terms.
- **BTC $ Gain** represents BTC Gain as an illustrative dollar value.

For determining BTC $ Gain quarter to date and year to date, unless otherwise specified, the Company uses the current market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period, unless stated otherwise. These prices are used solely to facilitate these illustrative calculations.

Strategy₿

Important Information about KPIs used in these materials (Cont'd)

BTC Yield represents the percentage change in BPS (in Sats) over a period. It is calculated by dividing the difference in BPS between the beginning of a period and the end of a period by the BPS at the beginning of the period. For an interim Measurement Period that is part of a longer Reference Period, BTC Yield is calculated as the BTC Yield for the period from the beginning of the Reference Period to the end of the Measurement Period, less the BTC Yield for the period from the beginning of the Reference Period to the beginning of the Measurement Period.

BTC Gain represents the BTC Yield for a period in gross bitcoin terms. It is calculated by multiplying the BTC Yield for that period by the Company's gross bitcoin holdings at the beginning of a specified period. For an interim Measurement Period that is part of a longer Reference Period, BTC Gain is calculated by multiplying the BTC Yield for the Measurement Period by the Company's gross bitcoin holdings at the beginning of the Reference Period.

BTC $ Gain represents BTC Gain as an illustrative dollar value. It is calculated by multiplying the BTC Gain by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time.

"**Measurement Period**" refers to the period being measured, and "**Reference Period**" refers to the longer period of which the Measurement Period may be a sub-part. When the Company presents these metrics for an interim period within a fiscal year (e.g., a monthly, quarterly, or quarter-to-date period), then the Measurement Period is that interim period, and unless otherwise stated, the Reference Period is the fiscal year-to-date period ending on the last day of the Measurement Period. For example, assume BPS (in Sats) is 100 at the beginning of a fiscal year, 110 at the end of the first quarter and 125 at the end of the second quarter. The BTC Yield for the second quarter is calculated as (125/100 − 1) less (110/100 − 1), or 15%. The first and second quarter BTC Yields of 10% and 15%, respectively, sum to the year-to-date BTC Yield of 25%. With 1,000 bitcoin held at the beginning of the fiscal year, BTC Gain would be 100 bitcoin (10% × 1,000) and 150 bitcoin (15% × 1,000) for the first and second quarters, respectively, which sum to the year-to-date BTC Gain of 250 bitcoin.

The Company uses BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner it believes to be accretive to shareholders. The Company also believes these KPIs can supplement investors' understanding of how the Company chooses to fund bitcoin purchases and the value created in a period:

- BPS (in Sats) provides management and investors a baseline with which to assess the Company's achievement of its strategy of acquiring bitcoin in an accretive manner over a given period. When evaluating a capital raise transaction, the Company considers the impact the transaction will have on this metric. This metric forms the baseline for the Company's BTC Yield, BTC Gain and BTC $ Gain KPIs, each of which presents the change in BPS (in Sats) over a period in a different format.
- BTC Yield helps management and investors assess the Company's achievement of its strategy of acquiring bitcoin in an accretive manner across periods. The Company uses BTC Yield to evaluate whether its capital markets activity and bitcoin acquisition strategy have resulted in gross per-share accretion (or dilution) on an Assumed Diluted Shares Outstanding basis over an applicable period, and to compare the impact of its strategy across periods.
- BTC Gain helps the Company measure the accretive or dilutive impact of the change in BPS (in Sats) over an applicable period in absolute terms relative to the Company's bitcoin holdings. This metric can be particularly helpful when comparing the execution of the Company's capital markets strategy across periods. A larger bitcoin asset base may produce a lower BTC Yield but the same BTC Gain. For example, a 10% BTC Yield on 100,000 bitcoin and a 5% BTC Yield on 200,000 bitcoin each result in a BTC Gain of 10,000 bitcoin.
- BTC $ Gain further expresses the percentage change reflected in the BTC Yield metric as an illustrative dollar value by multiplying that bitcoin-denominated change by the market price of bitcoin at the end of the applicable period as described above. The Company refers to this metric for illustrative purposes to consider the magnitude of BTC Gain with reference to the market price of bitcoin.

When management uses these metrics, management takes into account their various limitations. With respect to BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, these limitations include that the metrics:

- do not take into account that the Company's assets, including its bitcoin, are subject to (i) all of the Company's existing and future liabilities, including its debt, and (ii) the preferential rights of the Company's preferred stockholders to dividends and the Company's assets in a liquidation, and that all such claims rank senior to those of the Company's common equity. Therefore, holders of such excluded instruments may have claims on the Company's assets (including bitcoin) senior to those of holders of common stock in the event of the Company's liquidation. As a result, the additional bitcoin acquired using proceeds from the sale of such instruments may not accrete to common stockholders; and
- assume that all indebtedness will be refinanced or, in the case of the Company's senior convertible debt instruments and convertible preferred stock, converted into shares of class A common stock in accordance with their respective terms.

Different assumptions would produce materially different results, and these KPIs may overstate or understate the Company's bitcoin that would remain attributable to holders of common stock after accounting for senior claims (net of the Company's USD Assets).

Important Information about KPIs used in these materials (Cont'd)

BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, financial performance, valuation or liquidity measures. Specifically:

- BPS (in Sats) does not represent (i) the Company's ability to satisfy its financial obligations, or (ii) the Company's book value per share.
- BTC Yield is not equivalent to "yield" in the traditional financial context. It is not a measure of the return on investment the Company's shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company. Nor is it a measure of income generated by the Company's operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.
- BTC Gain and BTC $ Gain are not equivalent to "gain" in the traditional financial context. They also are not measures of the return on investment the Company's shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company. Nor are they measures of income generated by the Company's operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. BTC $ Gain also does not represent a fair value gain of the Company's bitcoin holdings nor any other realized or unrealized financial gain. BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings, or negative during periods when the Company has incurred fair value gains on its bitcoin holdings.

The trading price of the Company's class A common stock is informed by numerous factors in addition to the Company's bitcoin holdings and its actual or potential shares of common stock outstanding. As a result, the trading price of the Company's securities can deviate significantly from the fair market value of the Company's bitcoin. None of BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain is indicative or predictive of the trading price of the Company's securities.

Investors should rely on the financial statements and other disclosures contained in the Company's SEC filings. In particular, the Company has adopted Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets ("ASU 2023-08"). ASU 2023-08 requires the Company to measure its bitcoin at fair value in its statement of financial position as of the end of a reported period, and to recognize gains and losses from changes in the fair value in net income (loss) for the reported period. As a result, the Company may incur unrealized gain or loss on digital assets based on changes in the market price of bitcoin during a period, as well as gain or loss from the sale of digital assets during a period. These gains and losses are not reflected in BPS (in Sats), BTC Yield, BTC Gain or BTC $ Gain. For example, if the Company increases its bitcoin holdings relative to Assumed Diluted Shares Outstanding during a reported period, the Company would achieve increased BPS (in Sats) and positive BTC Yield, BTC Gain and BTC $ Gain even if the Company reports significant realized or unrealized loss on digital assets for the period. Similarly, if the Company increases Assumed Diluted Shares Outstanding at a faster rate than its bitcoin holdings, then the Company would experience decreased BPS (in Sats) and negative BTC Yield, BTC Gain, and BTC $ Gain, even if the Company reports significant unrealized gain on digital assets for the period.

As noted above, these KPIs are narrow in purpose and are used by management to help assess whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings. References to a transaction, or to the Company's capital deployment, being "accretive" or "dilutive" refer only to the effect on the specified KPI under the stated assumptions. They do not mean that the transaction is accretive or dilutive to the Company's earnings, cash flow, book value, enterprise value, intrinsic value, or the trading price of the Company's securities.

Strategy₿

Important Information about KPIs used in these materials (Cont'd)

In calculating BPS (in Sats), BTC Yield, BTC Gain, and BTC $ Gain, the Company does not consider the source of capital used to acquire its bitcoin. When the Company purchases bitcoin using proceeds from offerings of non-convertible notes or non-convertible preferred stock, or convertible notes or preferred stock that carry conversion prices above the current trading price of the Company's common stock or conversion rights that are not then exercisable, such transactions have the effect of increasing the BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company's indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company's assets, including its bitcoin, if the Company were to liquidate, in a manner that is not reflected in these metrics.

If any of the Company's convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments (including certain of its perpetual preferred stock), the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain. The assumptions used in calculating these metrics do not contemplate adjustments for such decreases. Accordingly, these metrics might overstate or understate the accretive nature of the Company's use of capital to buy bitcoin because not all bitcoin is purchased using proceeds from issuances of class A common stock, instruments that are convertible into class A common stock may be forfeited or repaid with funds other than from the sale of class A common stock in the period in question rather than being exercised for or converted into class A common stock and not all proceeds from issuances of class A common stock are used to purchase bitcoin.

In addition, the Company is required to pay dividends with respect to its perpetual preferred stock in perpetuity. The Company could pay these dividends with cash or, in the case of STRK Stock, by issuing shares of class A common stock. The Company has issued shares of class A common stock and certain series of its preferred stock for cash to fund the payment of cash dividends. In the future, the Company may also issue shares of class A common stock in lieu of paying dividends on STRK Stock. As a result, the Company has experienced, and may experience in the future, increases in Assumed Diluted Shares Outstanding without corresponding increases in its bitcoin holdings, resulting in decreases in BPS (in Sats), BTC Yield, BTC Gain and BTC $ Gain for the applicable periods.

The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Holders of the Company's securities, including its class A common stock and preferred stock, have no ownership interest in, or redemption right with respect to, the Company's bitcoin holdings.

The Company determines its KPI targets based on its history and future goals. The Company's ability to maintain any given level of BPS (in Sats), or achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results, and the Company' KPI results for any particular interim period may not be indicative of its ability to achieve longer-term objectives under its bitcoin strategy. Additionally, the Company's KPIs may improve, and the Company may achieve its targets or objectives, even as it incurs losses or the market price of its class A common stock declines.

These KPIs are merely supplements, not substitutes for the financial statements and other disclosures contained in the Company's SEC filings. They should be used only by sophisticated investors who understand their limited purpose and many limitations. Investors are cautioned not to place undue reliance on the Company's KPIs or interpret the Company's targets as assurances of financial performance or stockholder returns.

Important Information about mNAV, Net BTC, Net BPS, and BPS ($)

mNAV is a market-derived ratio, expressed as a multiple, equal to:

- the market price per share of the Company's class A common stock, as reported on the Nasdaq Global Select Market, as of a specified date or time; divided by
- the Company's Net Bitcoin Per Share (in USD) as of that date or time.

Because its numerator is the market price per share of the Company's common stock, mNAV reflects the market-implied premium or discount at which the Company's class A common stock trades relative to the per share U.S. dollar value of the Company's bitcoin after accounting for senior claims (net of the Company's USD Assets), including "out-of-the-money" convertible debt.

Although mNAV incorporates the label "NAV," it is not equivalent to "net asset value" or "NAV" or any similar metric in the traditional financial context, and it is not a measure of the amount by which the Company's per share enterprise or equity value exceeds its per share net asset value in the traditional financial sense of those terms. Prior to July 23, 2026, the Company's use of the term mNAV referred to a different metric so references to the Company's mNAV calculated prior to that date are not comparable to the Company's mNAV calculated after that date.

Net Bitcoin Per Share (in Sats) (or **Net BPS (in Sats)**) and **Net Bitcoin Per Share (in USD)** (or **Net BPS ($)**) represent the ratio, expressed in Satoshis or in U.S. dollars, respectively, between:

- Net BTC or Net BTC ($), as applicable; and
- Fully Diluted Shares Outstanding.

Net BPS (in Sats) and Net BPS ($) are intended to express the Company's bitcoin holdings after accounting for certain senior claims (net of the Company's USD Assets), including "out-of-the-money" convertible debt, on a per-share basis, where:

- "**Net BTC**" represents the Company's bitcoin holdings reduced by the aggregate of the following, expressed in bitcoin and based on the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time:
    - the notional amount of the Company's out-of-the-money convertible notes and other debt-like instruments; plus
    - the notional amount of the Company's outstanding perpetual preferred stock (excluding any in-the-money STRK shares); less
    - the Company's USD Assets.

For this purpose, the notional value of any of the Company's preferred stock that is denominated in a currency other than U.S. dollars is valued based on prevailing exchange rates as of 12:30 PM New York time on the most recent Friday.

- "**Net BTC ($)**" represents the U.S. dollar value of Net BTC (calculated using the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time).
- "**Fully Diluted Shares Outstanding**" refers to the Company's Basic Shares Outstanding plus all additional shares that would result from the exercise of all outstanding stock option awards, the settlement of all outstanding restricted stock units and performance stock units, the conversion of all in-the-money convertible notes, and the conversion of any in-the-money STRK shares, in each case as of the dates presented. Unlike Assumed Diluted Shares Outstanding, Fully Diluted Shares Outstanding reflects the conversion of (other than stock options) only those convertible instruments and preferred stock that are in-the-money (that is, whose conversion price is at or below the applicable market price of the Company's class A common stock); the notional amount of out-of-the-money convertible instruments and preferred stock is instead deducted in determining Net BTC (and reflected as deducted in Net BTC ($)), as described above.

Strategy₿

Important Information about mNAV, Net BTC and Net BPS (Cont'd)

In general, when mNAV is greater than one, the issuance of additional shares of common stock to acquire bitcoin would be expected to increase Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD), and therefore to be accretive to the Company's bitcoin on a Net Bitcoin Per Share basis, assuming no change in the price of bitcoin or the Company's class A common stock and conversion of in-the-money convertible debt and preferred stock instruments followed immediately by a hypothetical liquidation, where the liquidation preferences of all of the Company's preferred stock instruments are assumed to be their notional amount. Such calculation does not, however, account for certain liabilities, such as deferred tax, operating lease, legal contingencies, and similar liabilities, which could be material. When mNAV is less than one, such an issuance would be expected to decrease Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD), and therefore to be dilutive with the same assumptions. Similarly, an issuance of preferred stock below its notional amount and a corresponding purchase of bitcoin would be expected to decrease Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD) and therefore to be dilutive, while an issuance of preferred stock above its notional amount and a corresponding purchase of bitcoin would be expected to increase Net Bitcoin Per Share (in Sats) or Net Bitcoin Per Share (in USD) and therefore to be accretive. mNAV does not itself measure whether any transaction was accretive or dilutive nor achievement of the Company's strategic objectives. References to a transaction, or to the Company's capital deployment, being "accretive" or "dilutive" refer only to the effect on the specified metric under the stated assumptions, and do not mean that the transaction is accretive or dilutive to the Company's earnings, cash flow, book value, enterprise value, intrinsic value, or the trading price of the Company's securities.

Net BPS (in Sats) measures the Company's bitcoin holdings after deducting certain claims that rank senior to the common stock, but excluding in-the-money convertible instruments, relative to its Fully Diluted Shares Outstanding. The Company reviews Net BPS (in Sats), and the pro forma impact of capital-raising transactions on Net BPS (in Sats), to assess whether a transaction is expected to be accretive or dilutive to the Company's bitcoin specifically at the current market price of bitcoin, after taking account of outstanding and newly issued indebtedness and preferred stock. Whereas BPS (in Sats) can increase as a result of transactions that also increase the Company's senior claims, Net BPS (in Sats) increases only to the extent a transaction increases the Company's bitcoin after accounting for such increase in senior claims on a per-share basis. Net BPS (in Sats) is also sensitive to the price of bitcoin. Thus, without any incremental purchases or sales of bitcoin by the Company or issuances of any Company security, if the price of Bitcoin changes, Net BPS (in Sats) will change, and potentially materially so.

Net BPS ($) is an illustrative representation of the U.S. dollar value of Net BPS (in Sats), calculated by multiplying Net BPS (in Sats) by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time.

At times the Company also presents Bitcoin Per Share (in USD) (or BPS ($)), which represents the U.S. dollar value of the Company's gross bitcoin holdings (calculated using the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time) divided by its Assumed Diluted Shares Outstanding. It is equal to BPS (in Sats) illustratively restated at the market price of bitcoin, and complements BPS (in Sats) by expressing the same per-share bitcoin holdings in U.S. dollars. BPS ($) also represents the price above which selling the Company's class A common stock to purchase bitcoin produces a positive BTC Yield for such transaction. Unlike Net BPS ($), BPS ($) is a gross measure that does not account for the senior claims described above. BPS (in Sats), Assumed Diluted Shares Outstanding and BTC Yield, and the purposes, assumptions and limitations of those metrics, are described under "Important Information about Bitcoin Per Share (in Sats), BTC Yield, BTC Gain, and BTC $ Gain KPIs," and that discussion applies equally to BPS ($).

Important Information about mNAV, Net BTC and Net BPS (Cont'd)

Net BPS (in Sats) and Net BPS ($) are intended to take account of the senior claims described above, but they do so on the basis of a number of assumptions and are subject to additional limitations, including that:

- the Company's debt-like instruments and preferred stock are deducted at their notional amounts rather than at the amounts that would be payable upon liquidation, redemption, repurchase or maturity (which may be higher or (in the case of repurchases) lower, and which exclude accrued and unpaid dividends and any premiums);
- whether a convertible instrument or share of preferred stock is treated as in-the-money (and reflected in Fully Diluted Shares Outstanding) or out-of-the-money (and deducted in determining Net BTC) is determined by reference to market prices as of the measurement date and can change materially as those prices change;
- preferred stock denominated in currencies other than the U.S. dollar is converted into U.S. dollars at prevailing exchange rates as of 12:30 PM New York time on the most recent Friday;
- the offsetting and repurchase of the Company's senior claims is funded first with the Company's Assets, and then, to the extent necessary, through sales of the Company's bitcoin, and that such sales of bitcoin have no effect on the market price of bitcoin; and
- these metrics do not reflect transaction costs, market impact, taxes, or other expenses that the Company may incur in issuing securities or in acquiring or selling bitcoin, and any bitcoin the Company sells to fund the repayment, redemption, or repurchase of its senior claims could be sold at prices below those used in calculating these metrics.

Different assumptions would produce materially different results, and these metrics may overstate or understate the Company's bitcoin after accounting for senior claims (net of the Company's USD Assets), including "out-of-the-money" convertible debt. Net BTC and Net BPS (in Sats) may be reduced to, or below, zero if the Company's senior claims (net of its USD Assets) approach or exceed the value of the Company's bitcoin holdings.

Net BPS (in Sats), Net BPS ($), and BPS ($) are not, and should not be understood as, financial performance, valuation or liquidity measures. Specifically:

- Neither Net BPS (in Sats) nor Net BPS ($) represents (i) the Company's book value per share or stockholders' equity per share determined in accordance with GAAP, or (ii) the amount, if any, that holders of common stock would receive in respect of the Company's bitcoin in a liquidation.
- Neither Net BPS (in Sats) nor Net BPS ($) accounts for certain liabilities, such as deferred tax, operating lease, legal contingencies, and similar liabilities, which could be material.
- BPS ($) does not represent (i) the ability of the Company to satisfy the Company's financial obligations, or (ii) the Company's book value per share.

The Company's ability to maintain any given level of mNAV, Net BPS (in Sats), Net BPS ($), or BPS ($), may depend on a variety of factors, including factors outside of its control, such as the trading price of the Company's class A common stock, the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.

The trading price of the Company's class A common stock is informed by numerous factors in addition to the Company's bitcoin holdings and its actual or potential shares of common stock outstanding, and as a result, the trading price of the Company's securities can deviate significantly from the fair market value of the Company's bitcoin, and none of Net BPS (in Sats) Net BPS ($), or BPS ($) is predictive of the trading price of the Company's securities.

mNAV, Net BTC, Net BPS (in Sats), Net BPS ($), and BPS ($), are merely supplements, not substitutes, to the financial statements and other disclosures contained in the Company's SEC filings, on which investors should rely. They should be used only by sophisticated investors who understand their limited purpose and many limitations.

Important Information about Amplification

"**Amplification**" is a ratio, as of a specified date or time, equal to:

- the Company's BTC Reserve; divided by
- its Net Reserve.

It expresses the extent to which the Company's total bitcoin holdings exceed the portion of those holdings after accounting for senior claims (net of the Company's USD Assets), assuming conversion of in-the-money convertible debt and preferred stock instruments, followed immediately by a hypothetical liquidation, where the liquidation preferences of all of the Company's preferred stock instruments are assumed to be their notional amount.

Because Net Reserve is smaller than BTC Reserve to the extent of those senior claims (net of the Company's USD Assets), Amplification is generally greater than one, and a higher Amplification indicates that more of the Company's BTC Reserve would need to be liquidated to support repayment of indebtedness or redemption or repurchase of preferred stock, in each case at notional amounts. An increase in the market price of bitcoin would reduce Amplification, and a decrease in the market price of bitcoin would increase Amplification. Prior to July 23, 2026, the Company's use of the term Amplification referred to a different metric so references to the Company's Amplification calculated prior to that date are not comparable to the Company's Amplification calculated after that date.

"**BTC Reserve**" represents the U.S. dollar value of the Company's bitcoin holdings, calculated by multiplying the number of bitcoins held by the Company by the market price of bitcoin as reported on the Coinbase exchange as of the applicable measurement time.

"**Net Reserve**" represents:

- the BTC Reserve; minus
  - the notional amount of the Company's out-of-the-money convertible notes and other debt-like instruments; and
  - the notional amount of the Company's outstanding perpetual preferred stock (excluding any in-the-money STRK shares); plus
- the Company's USD Assets.

For this purpose, the notional value of any of the Company's preferred stock that is denominated in a currency other than U.S. dollars is valued based on prevailing exchange rates as of 12:30 PM New York time on the most recent Friday. The notional value of the Company's preferred stock may not be equivalent to its liquidation preference or redemption amount, nor are any accrued and unpaid dividends included in this calculation.

Amplification is merely a supplement, not a substitute, to the financial statements and other disclosures contained in the Company's SEC filings, on which investors should rely. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

Strategy₿

Important Information about Terms used in these materials

The following terms used in these materials provide a conceptual framework for how management views its securities and capital financing decisions in the context of the Company's bitcoin strategy. These terms are presented for illustrative purposes only, and do not constitute investment advice, and should not be used to form the basis for an investment decision. Please review these definitions carefully to understand the limitations of these illustrative metrics, and please refer to the Company's SEC filings and financial statements for information about the Company, its business, securities, strategy, bitcoin holdings and similar matters.

BTC Forecast

BTC ARR is an assumed annualized rate of return on bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the price of bitcoin is being made.

BTC Volatility is the assumed standard deviation of annual return of bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the volatility of bitcoin is being made.

BTC Price is the current market price of one bitcoin.

BTC Credit

BTC Rating is, in the case of: (a) any of our indebtedness or perpetual preferred securities, the ratio of (i) the BTC Reserve to (ii) the sum of the notional values of the instruments being rated and all instruments that are senior to and, if any liabilities share an equal claim to our assets, such instruments with a stated maturity date sooner than or that may become due upon an exercise of a repurchase right at the option of the holder sooner than, the liability being rated; (b) MSTR, the ratio of (i) the sum of the BTC Reserve, less the aggregate principal amount of the Company's outstanding convertible debt, less the aggregate notional value of all of our outstanding perpetual preferred stocks, plus the USD Assets, to (ii) MSTR's Market Cap; and (c) any exchange traded product holding only bitcoin, 1. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating also does not account for potential cross-defaults under our debt obligations that would result in debt obligations with stated maturities later than the liability being rated becoming due sooner than the liability being rated. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Our Preferred Stocks may have liquidation preferences greater than their notional values; BTC Rating does not take this into account and is based solely on a preferred stock's notional value.

BTC Risk is the probability of an instrument having a BTC Rating less than 1 at the end of its Duration. This probability is derived from a lognormal distribution modeling of bitcoin's price, adjusted for BTC ARR and BTC Volatility assumptions. BTC Risk does not represent an actuarial risk rating or a rating from any rating agency, and it is not a risk rating in the traditional financial context. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Actual results may vary materially from these illustrative results.

BTC Credit is the credit spread necessary to offset BTC Risk for a given security. It is calculated by annualizing BTC Risk assuming the same probability each year of the BTC Rating of such security falling below 1 each year and assuming no recovery. This metric is presented for illustrative purposes only and should not form the basis for an investment decision.

BTC Duration is the ratio of the BTC Reserve to the Company's annualized obligation for dividends on its preferred stock and interest on its outstanding indebtedness, expressed in number of years. This assumes that we will refinance all current debt senior to our preferred stock on substantially similar terms without any principal repayment. This metric is provided for illustrative purposes only and should not be construed as a liquidation analysis, solvency measure or assurance of the Company's ability to pay dividends. In an actual stress or liquidation scenario, claims of creditors and other liabilities, including the full principal amount of senior indebtedness, would reduce the assets available to satisfy Dividend obligations. Any use of our bitcoin holdings to satisfy our dividend obligations will have a negative impact on our instruments' BTC Rating.

Duration in respect of options, it is the average of the number of days to expiration for the options on an asset, weighted by the open interest in such options. For a convertible bond is the sooner of the stated maturity date or the date such bond may become due upon an exercise of a repurchase right at the option of the holder. Duration for a preferred stock is the Macaulay Duration of such preferred stock.

Macaulay Duration is the weighted-average time, in years, to receive a security's cash flows under the stated assumptions. For a perpetual preferred paying equal dividends n times per year, Macaulay Duration = (1 + Effective Yield / n) / Effective Yield.

Effective Yield is the annualized yield on an asset based on its fixed dividend rate or its current dividend rate, as applicable, and the current price of such asset.

Risk-Free Rate is the current 3-month yield on US Treasuries.

BSE Annualized Return is the annualized return of an asset (including all dividends paid) during the Bitcoin Standard Era (BSE), which is the period since August 10, 2020, the date when we adopted a bitcoin standard.

Hist Volatility (30D) is the annualized standard deviation of the daily natural log return of an asset measured over the last 30 trading days (30 calendar days for bitcoin). Methodology was updated (for assets other than bitcoin) from 21 trading days to 30 trading days on 6/5/2026

Hist Volatility (1Y) is the annualized standard deviation of the daily natural log return of an asset measured over the last calendar year.

Market Cap is the total market value of an asset (e.g., the Market Cap of a stock is the market value of all outstanding shares of such stock).

Important Information about other Terms used in these materials

BTC Treasury

BTC Reserve represents the total number of bitcoin the Company holds as of a specified date multiplied by the current market price of one bitcoin (or the price of one bitcoin as of the date indicated). It does not take into account or include the Company's indebtedness or the liquidation value of its perpetual preferred stock. As such, it is not equivalent to "net asset value" or "NAV" or any similar metric in the traditional financial context. It is not a measure of either the net asset value of the Company or the value of the bitcoin held by the Company net of indebtedness, perpetual preferred stock liquidation preference and other obligations. Moreover, this BTC Reserve metric is not comparable to either net asset value or NAV metrics that may be reported by other companies, including ETFs, ETPs and mutual funds. Investors should rely on the financial statements and other disclosures contained in the Company's SEC filings. This metric is merely a supplement, not a substitute, to the financial statements and other disclosures contained in the Company's SEC filings. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

Digital Credit Duration means the notional-weighted average Macaulay Duration of our outstanding preferred stock.

Net Leverage means the difference of Debt less the dollar amount held in the USD Assets, divided by the BTC Reserve.

USD Assets is the sum of USD Reserve and USD Cash.

USD Cash is cash and cash equivalents available for Bitcoin treasury purposes. Excludes cash held in the USD Reserve and cash held for ordinary operating needs.

USD Duration is the dollar amount held in the USD Assets divided by the Company's annualized obligation for dividends on its preferred stock and interest on its outstanding indebtedness. Assumes no use of USD Reserve funds for satisfaction of other financial obligations that come due during this period, including put rights and maturities on our convertible debt.

USD Reserve is a management-designated portion of the Company's U.S. dollar liquidity intended to support the payment of dividends on the Company's preferred stock and interest on its outstanding indebtedness. The USD Reserve is not equivalent to the cash and cash equivalents reported on our balance sheet, which amounts may include cash not allocated to our USD Reserve.

USD Strength measures the extent to which USD Assets support the payment of interest and dividends relative to the duration of digital credit. It is calculated by dividing USD Duration by Digital Credit Duration, expressed as a percentage. The calculation is made without accounting for senior claims or other liabilities and does not account for principal repayments, debt maturities, put rights, operating expenses or other potential uses of USD Assets.

Other

Equity Component % is the ratio between the value of 1/10th of a share of MSTR and the value of one share of STRK.

BTC Breakeven ARR represents the ratio of Annual Int + Div to the BTC Reserve. At or above the BTC Breakeven ARR, Strategy can fund interest and dividend obligations through BTC capital gains in perpetuity.

BTC Floor ARR represents the lowest constant BTC ARR over the weighted average duration of our credit structure that maintains 1.0x coverage of our Net Debt and Pref through our BTC Reserve, after funding interest expense and preferred dividends over the period. Below the BTC Floor ARR, Strategy may need to consider restructuring its obligations.

BTC Hurdle ARR represents Strategy's current effective cost of credit. If BTC ARR is above this rate, Net BTC Per Share captures a positive spread and appreciates faster than bitcoin on a go-forward basis.

Tax

Tax-Equivalent Yield, with respect to any preferred security, is the annualized stated interest rate that would be required on a corporate bond trading at par for a U.S. individual investor to receive after-tax cash interest payments equivalent to the cash distributions he or she would receive from the applicable preferred security divided by the current market price of the preferred security, assuming that (i) the stated interest payments under the hypothetical corporate bond are subject to a 37% marginal U.S. federal income tax rate, (ii) such stated interest payments and cash distributions are not subject to any other federal, state or local taxes (which may vary depending on an investor's particular circumstances), (iii) the current dividend rate for such preferred security remains constant for 12 months and dividends on such preferred security are declared and paid in full for such period, and (iv) distributions on such preferred security remain classified as a non-taxable "return of capital," and are not as taxable as dividends, for U.S. federal income and state and local tax purposes. Upon disposition or redemption of the preferred security, an investor will be subject to tax on all prior "return of capital" distributions at the applicable capital gains rate. Upon depletion of an investor's basis in the preferred security, any further distribution is taxable as capital gain. Investors should consult their tax advisors.

Additional Information

Strategy is not a registered money market fund under the Investment Company Act of 1940, as amended, is not subject to the same protections as a registered money market fund, and does not operate as registered money market fund. Among other things, unlike money market funds, we (i) do not price STRC Stock or other securities based on our net asset value, (ii) are not required to hold any assets to back the STRC Stock, (iii) are not required by regulation to maintain any particular pricing or stable value, and (iv) are not subject to the same liquidity requirements as money market funds. Investors in STRC will not receive the same investor protections as investors in registered money market funds.

Strategy is not an exchange traded product ("ETP") or an exchange-traded fund ("ETF") registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV.

This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for, investment, tax, legal, accounting, or other professional advice. No representations are made regarding the tax consequences of any actions taken based on the information provided. Investors should consult their own investment, tax, legal and accounting advisors for any such advice.